Exhibit 10.12

EXECUTION VERSION

$122,500,000

CREDIT AGREEMENT

dated September 14, 2009

among

GRANDE COMMUNICATIONS NETWORKS LLC,
as Borrower

GRANDE PARENT LLC,
as Holdings

THE LENDERS LISTED HEREIN
as Lenders

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

SG AMERICAS SECURITIES, LLC and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers and Book-Runners

SUNTRUST ROBINSON HUMPHREY, INC. and
COBANK, ACB,
as Co-Syndication Agents

and

UNION BANK, N.A. and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		2

Section 1.1	Certain Defined Terms	2
Section 1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	36
Section 1.3	Other Definitional Provisions and Rules of Construction	37
Section 1.4	Certifications	38
Section 1.5	Rounding	38
Section 1.6	Timing of Payment and Deliveries	38

ARTICLE II AMOUNTS AND TERMS OF COMMITMENTS AND LOANS		38

Section 2.1	Commitments; Making of Loans; the Register; Optional Notes	38
Section 2.2	Interest on the Loans	42
Section 2.3	Fees	45
Section 2.4	Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties	46
Section 2.5	Use of Proceeds	53
Section 2.6	Special Provisions Governing LIBOR Loans	54
Section 2.7	Increased Costs; Taxes; Capital Adequacy	56
Section 2.8	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate	61
Section 2.9	Defaulting Lenders	62
Section 2.10	Replacement of a Lender	64
Section 2.11	Incremental Facilities	65

ARTICLE III LETTERS OF CREDIT		67

Section 3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	67
Section 3.2	Letter of Credit Fees	70
Section 3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit	70
Section 3.4	Obligations Absolute	73
Section 3.5	Nature of Issuing Lenders’ Duties	74

ARTICLE IV CONDITIONS TO LOANS AND LETTERS OF CREDIT		75

Section 4.1	Conditions to Initial Loans	75
Section 4.2	Conditions to All Loans	82
Section 4.3	Conditions to Letters of Credit	82

ARTICLE V REPRESENTATIONS AND WARRANTIES		83

Section 5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	83
Section 5.2	Authorization of Transactions	84
Section 5.3	Financial Condition	85
Section 5.4	No Material Adverse Change; No Restricted Junior Payments	85
Section 5.5	Title to Properties; Liens; Real Property Assets; Intellectual Property	85
Section 5.6	Litigation; Adverse Facts	86
Section 5.7	Payment of Taxes	86
Section 5.8	Federal Regulations	87

- i -

- ii -

- iii -

Section 10.21	Usury Savings Clause	145
Section 10.22	Successor Issuing Lender	145
Section 10.23	Counterparts	146

Exhibits

Exhibit I	Form of Notice of Borrowing

Exhibit II	Form of Notice of Conversion/Continuation

Exhibit III	Form of Request for Issuance

Exhibit IV	Form of Term Note

Exhibit V	Form of Revolving Note

Exhibit VI	[Intentionally omitted]

Exhibit VII	Form of Opinion of Kirkland & Ellis LLP

Exhibit VIII	Form of Compliance Certificate

Exhibit IX	Form of Solvency Certificate

Exhibit X	Form of Assignment Agreement

Exhibit XI	Form of Pledge and Security Agreement

Exhibit XII	Form of Parent Guaranty

Exhibit XIII	Form of Subsidiary Guaranty

Schedules

Schedule 1.1(a)	Consolidated EBITDA Pro Forma Adjustment Amount

Schedule 1.1(b)	Related Agreements

Schedule 2.1	Lenders’ Commitments and Pro Rata Shares

Schedule 5.1	Corporate & Capital Structure; Ownership

Schedule 5.5(b)	Owned Real Property

Schedule 5.5(c)	Leased Real Property

Schedule 5.5(d)	Intellectual Property

Schedule 5.6	Litigation

Schedule 5.11	Environmental Matters

Schedule 5.17	Filing Offices

Schedule 7.1	Permitted Indebtedness

Schedule 7.2	Permitted Liens

Schedule 7.3	Permitted Investments

- iv -

Schedule 7.4	Permitted Contingent Obligations

- v -

This Credit Agreement is dated as of September 14, 2009 and entered into by and among:

(1)	GRANDE COMMUNICATIONS NETWORKS LLC, a Delaware limited liability company, formerly Grande Communications Networks, Inc., a Delaware corporation (“Company”);

(2)	GRANDE PARENT LLC, a Delaware limited liability company (“Holdings”);

(3)	THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”);

(4)	SOCIÉTÉ GÉNÉRALE (“SG”), as administrative agent for Lenders (in such capacity, “Administrative Agent”);

(5)
SG AMERICAS SECURITIES, LLC ANDSUNTRUST ROBINSON HUMPHREY, INC., as Joint Lead Arrangers and Book-Runners (each individually referred to herein in such capacity as a “Arranger” and collectively as “Arrangers”);

(6)
SUNTRUST ROBINSON HUMPHREY, INC. AND COBANK, ACB, as co-syndication agents for Lenders (each individually referred to herein in such capacity as a “Co-Syndication Agent” and collectively as “Co-Syndication Agents”); and

(7)
UNION BANK, N.A. AND U.S. BANK NATIONAL ASSOCIATION, as co-documentation agent for Lenders (each individually referred to herein in such capacity as a “Co-Documentation Agent” and collectively as “Co-Documentation Agents”).

R E C I T A L S

(A)
WHEREAS, Holdings has been formed by ABRY Partners LLC (“Sponsor“) for the purpose of acquiring all of the outstanding shares of Capital Stock of Company from Grande Communications Holdings, Inc., a Delaware corporation (“Seller“);

(B)	WHEREAS, Holdings is a wholly-owned Subsidiary of Grande Investment L.P., a Delaware limited partnership controlled by Sponsor (“TopCo”);

(C)
WHEREAS, on or before the Closing Date, Sponsor and other investors will make cash equity contributions to TopCo and TopCo will make a cash equity contribution to Holdings in an amount, together with up to $36,000,000 of rollover equity of existing shareholders and management of Company (provided that any amount of rollover equity in excess of $32,000,000 represents rollover equity allocated to the value of the Wholesale Businesses), equal to not less than 50% of total pro forma capitalization of Company on the Closing Date (excluding, for purposes of calculating such pro forma capitalization, the $13,000,000 of common equity and $12,000,000 of preferred equity allocated to the purchase price of the Wholesale Businesses), the proceeds of which will be used to fund a portion of the Closing Date Financing Requirements (such cash equity contributions, collectively, the “Equity Contribution”);

(D)	WHEREAS, on the Closing Date, Holdings will acquire all of the outstanding shares of Capital Stock of Company in accordance with the Recapitalization Documents (the “Recapitalization”);

(E)
WHEREAS, Lenders, at the request of Company, have agreed to extend certain credit facilities to Company, the proceeds of which will be used (i) together with the proceeds of the Equity Contribution, to fund the Closing Date Financing Requirements, (ii) to fund certain future permitted acquisitions and (iii) to provide financing for working capital and other general corporate purposes relating to the Business Line of Company and its Subsidiaries that provide cable television, telephone, broadband internet and other related services for residential and commercial customers (the “Retail Business”);

(F)
WHEREAS, Company intends to contribute all of its assets used exclusively in broadband transport services (the “BBT Business”) to Grande Broadband LLC, a Delaware limited liability company and wholly-owned Subsidiary of TopCo (“Grande Broadband”), pursuant to documentation in form and substance reasonably satisfactory to Arrangers (the “BBT Contribution”);

(G)
WHEREAS, Company intends to contribute all of its assets used exclusively in network services (the “NWS Business” and, together with the BBT Business, each a “Wholesale Business” and collectively the “Wholesale Businesses”) to Grande Network Services LLC, a Delaware limited liability company and wholly-owned Subsidiary of TopCo (“Grande Network Services”), pursuant to documentation in form and substance reasonably satisfactory to Arrangers (the “NWS Contribution” and, together with the BBT Contribution, each a “Wholesale Contribution” and collectively the “Wholesale Contributions”);

(H)
WHEREAS, during the period from the Closing Date through the date on which the BBT Contribution is consummated, Company will operate the Retail Business and the BBT Business as two separate businesses;

(I)
WHEREAS, during the period from the Closing Date through the date on which the NWS Contribution is consummated, Company will operate the Retail Business and the NWS Business as two separate businesses;

(J)
WHEREAS, Company desires to secure 100% of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Secured Parties, a first priority Lien on substantially all of its real, personal and mixed property in accordance with the terms hereof, including a pledge of all of the Capital Stock of its Subsidiaries; and

(K)
WHEREAS, Holdings and Subsidiary Guarantors have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their guaranties by granting to Administrative Agent, on behalf of Secured Parties, a first priority Lien on substantially all of their real, personal and mixed property in accordance with the terms hereof, including a pledge of 100% of the Capital Stock of their Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the undersigned parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1	Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“ABB Management Agreement” means that certain Management Services Agreement to be executed and delivered by and among Company, Atlantic Broadband and Grande Manager on or before the Closing Date, as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.12(a).

“Additional Mortgage” has the meaning assigned to that term in Section 6.9(a).

“Additional Mortgaged Property” has the meaning assigned to that term in Section 6.9(a).

“Adjusted Capital Expenditures” means, with respect to any period, (a) the aggregate amount of Consolidated Capital Expenditures made during such period (other than Consolidated Capital Expenditures attributable to any Wholesale Business) minus (b) the aggregate amount of Consolidated Capital Expenditures (other than Consolidated Capital Expenditures attributable to any Wholesale Business) made during such period in respect of (i) all line extension build-out costs, including labor and material to construct additional network plants to service new homes in the retail markets of Corpus Christi, Midland/Odessa and Waco and (ii) VOD launch, switch consolidation, headend consolidation, POP consolidation and systems and software alignment, in each case consistent with the projections provided to Lenders prior to the Closing Date; provided that, with respect to any Fiscal Year, the aggregate amount of Consolidated Capital Expenditures included in clause (b) of this definition for the periods ending during such Fiscal Year shall not exceed the corresponding amount set forth below opposite such Fiscal Year; provided, however, that the aggregate amount of Consolidated Capital Expenditures permitted to be included in clause (b) of this definition in respect of any Fiscal Year shall be increased by the unused amount of Consolidated Capital Expenditures that were permitted to be included in clause (b) of this definition for the immediately preceding Fiscal Year (without giving effect to any adjustments in accordance with this proviso); provided further that, with respect to any Fiscal Year, Consolidated Capital Expenditures of the type described in clause (b) of this definition made during such Fiscal Year shall be deemed to be made first with respect to any carry forward amount to the extent applicable and then with respect to the applicable limit for such Fiscal Year:

Fiscal Period	Amount

Fiscal Year 2009	$7,500,000

Fiscal Year 2010	$20,000,000

Fiscal Year 2011	$14,000,000

Fiscal Year 2012	$4,500,000

Fiscal Year 2013	$0

Fiscal Year 2014	$0

Fiscal Year 2015	$0

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

Adjusted LIBOR = LIBOR/(1.00 – LIBOR Reserve Percentage)

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Section 9.5.

“Affected Lender” has the meaning assigned to that term in Section 2.6(c).

“Affected Loans” has the meaning assigned to that term in Section 2.6(c).

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of Voting Securities or by contract or otherwise; provided that no Agent or Lender shall be deemed to be an “Affiliate” of any Loan Party.

“Affiliated Funds” means Funds that are administered or managed by (a) a single entity or (b) an Affiliate of such entity.

“Agents” means Administrative Agent, Arrangers, Co-Syndication Agents, Co-Documentation Agents and any other agents appointed under the Loan Documents.

“Aggregate Amounts Due” has the meaning assigned to that term in Section 10.5.

“Agreement” means this Credit Agreement dated as of September 14, 2009.

“Anti-Money Laundering Laws” has the meaning assigned to that term in Section 5.8(c).

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Sale” has the meaning assigned to that term in the Recapitalization Agreement.

“Arranger” has the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale” means the sale or disposition by any Loan Party to any Person that is not a Loan Party of (a) any of the Capital Stock of any Subsidiary of Company, (b) all or substantially all of the assets of any Business Line of any Loan Party, or (c) any other assets (whether tangible or intangible) of any Loan Party (other than (i) inventory sold in the ordinary course of business, (ii) Cash Equivalents for fair value, (iii) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (iv) sales of assets in the ordinary course of business, (v) the Wholesale Contributions, (vi) sales or dispositions permitted under Section 7.7 (other than Section 7.7(c) and (d)) and (vii) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions does not exceed $1,000,000).

“Atlantic Broadband” means Atlantic Broadband Finance, LLC, a Delaware limited liability company.

“Assignment Agreement” means an assignment and assumption agreement in substantially the form of Exhibit X annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of (i) the higher of (1) the London interbank offered rate (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the offered rate for deposits in Dollars for a period equal to one month commencing on such day, which appears on the appropriate page of the Reuters screen or any successor service for the purpose of displaying London interbank offered rates of major banks (provided that if such screen or service ceases to be available, Administrative Agent may specify another screen or service displaying the appropriate rate after consultation with Company and the Lenders) as of 11:00 A.M. (London time) on the date two Business Days prior to such day and (2) 3.00% per annum, plus (ii) 1%, and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regards to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in Section 2.2(a).

“BBT Business” has the meaning assigned to that term in the Recitals to this Agreement.

“BBT Contribution” has the meaning assigned to that term in the Recitals to this Agreement.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Business Line” means, with respect to any Person, assets constituting an identifiable line or division of business operations conducted by such Person.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests (including partnership interests and membership interests in a limited liability company) in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Equivalents” means, as at any date of determination, (a) marketable Securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor’s (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000 and (e) shares of any money market mutual fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“Change in Control” means any of the following: (a) Sponsor and its Affiliates shall cease to legally and beneficially own and control at least 51.0% of the Capital Stock, or shall cease to be or control the Governing Body, of Grande Manager, (b) Grande Manager shall cease to be the Governing Body of TopCo, (c) an Approved Sale, unless no Loan Party pays a fee to Sponsor or any of its Affiliates in connection therewith under the Sponsor Management Agreement, (d) Sponsor, ABRY Investment Partnership, L.P., ABRY Mezzanine Partners, L.P., Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP ATLANTIC, L.L.C., The Board of Trustee of the Leland Stanford Junior University (DAPER 2), New York Life Capital Partners II, L.P., The Northwestern Mutual Life Insurance Company, Merrill Lynch Capital Corporation and GE Capital Corporation (and/or any of their successors, as applicable) and their respective Permitted Investment Affiliates shall cease to beneficially own and control, directly or indirectly, at least 51.0% of (i) the issued and outstanding Voting Securities of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings and (ii) the issued and outstanding shares of Capital Stock of Holdings of each class or series, (e) Sponsor and its Permitted Investment Affiliates shall cease to have the right, directly or indirectly, to designate a majority of the members of the Governing Body of each of Holdings and Company, (f) the occurrence of a change in the composition of the Governing Body of Holdings or Company such that a majority of the members of any such Governing Body are not Continuing Members, (g) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company, and (h) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of more than 30% of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings.

“Change in Law” means, with respect to any Lender, the occurrence, after the date on which such Lender became a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, treaty or order, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (c) any determination of a court or other Government Authority or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means the date on which the Recapitalization is consummated and the initial Loans are made; provided that if the Closing Date shall not have occurred on or before September 30, 2009, this Agreement shall terminate and be of no further force or effect.

“Closing Date Financing Requirements” means the aggregate of all amounts necessary to (a) finance the purchase price payable by Sponsor under the Recapitalization Agreement, (b) retire the Existing Notes, (c) prepay amounts due in respect of obligations of Company under certain Capital Leases, and (d) pay Transaction Costs, in each case as set forth in the Funds Flow Memorandum.

“Closing Date Mortgage Policies” has the meaning assigned to that term in Section 4.1(l).

“Closing Date Mortgaged Property” has the meaning assigned to that term in Section 4.1(l).

“Closing Date Mortgages” has the meaning assigned to that term in Section 4.1(l).

“Co-Documentation Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Collateral” means, collectively, all of the assets and property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account” has the meaning assigned to that term in the form of Pledge and Security Agreement attached hereto as Exhibit XI.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commitments” means, collectively, the Term Loan Commitments and the Revolving Loan Commitments.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (including that principal portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries and excluding (x) normal replacements and maintenance which are properly charged to current operations, (y) interest capitalized during such period and (z) the principal amount of Indebtedness incurred during such period or any prior period) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries (excluding, however, any such expenditures to the extent attributable to any Wholesale Business). For purposes of this definition, (i) the purchase price of equipment that is purchased (a) within 30 days of the trade-in of existing equipment or (b) with the proceeds of any asset disposition or casualty, condemnation or taking or any insurance proceeds (to the extent permitted hereunder) shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such net proceeds, as the case may be, (ii) acquisition costs in respect of any Permitted Acquisition or Investments permitted under Section 7.3 shall be excluded from Consolidated Capital Expenditures and (iii) expenditures made using the proceeds of the issuance of Capital Stock (other than Disqualified Stock), to the extent such proceeds are not required to prepay the Loans pursuant to Section 2.4(b)(iii)(C), shall be excluded from Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not paid or payable in Cash during such period and excluding, without duplication: (i) amortization of debt discount and debt issuance costs, (ii) any fees and expenses (including underwriting fees and expenses paid in connection with the consummation of the Transactions, any Permitted Acquisition or in connection with any issuance, amendment or waiver of any debt issuance (including the Loan Documents), (iii) any payments made to obtain Hedge Agreements, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document and (v) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding assets attributable to any Wholesale Business, Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding liabilities attributable to any Wholesale Business, the current portions of Funded Debt (including revolving credit loans) and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts (excluding, however, any such amounts to the extent attributable to any Wholesale Business) for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, amortization or write-off of debt discount, debt issuance, warrant and other equity issuance costs and commissions, discounts, redemption premium and other fees and charges associated with capital leases or the permitted acquisition or repayment of any debt of Company or its Subsidiaries, (iii) provisions for Taxes based on income or gross margins and franchise Taxes (to the extent determined based on income), (iv) total depreciation expense, (v) total amortization expense and (vi) other non-Cash items, including non-Cash rent expense, non-Cash expense from any Employee Benefit Plan or stock option plan, loss on sale or disposition of fixed assets, purchase accounting adjustments with respect to re-valuing assets and liabilities and subsequent non-Cash impairment charges, (vii) non-recurring or extraordinary expenses, losses or charges, (viii) fees and expenses in connection with permitted investments, acquisitions, dispositions, debt and equity issuances, and amendments or waivers to Indebtedness (including the Loan Documents), whether or not consummated, (ix) non-Cash accrual of Management Fees payable to Sponsor permitted hereunder and paid pursuant to and in accordance with the Sponsor Management Agreement, (x) fees and expenses in connection with the Transactions permitted to be paid pursuant to this Agreement, (xi) to the extent actually reimbursed (and to the extent such reimbursement proceeds are not included in arriving at Consolidated Net Income), expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition, (xii) to the extent covered by insurance (and such insurance proceeds are not included in arriving at Consolidated Net Income), expenses with respect to liability, casualty events or business interruption, and (xiii) changes in reserves for long-term liabilities booked prior to the Closing Date in respect of periods prior to and including the Closing Date, but only, in the case of clauses (ii) through (xiii), to the extent deducted in the calculation of Consolidated Net Income minus (x) any non-cash charges previously added-back to determine Consolidated EBITDA pursuant to clause (vi) above to the extent that, during such period, such non-cash charges have become cash charges, to the extent not deducted in the calculation of Consolidated Net Income for such period and (y) non-recurring or extraordinary gains, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP; provided that (a) solely for purposes of determining compliance with the Financial Covenants for any period ending on or prior to December 31, 2010, Consolidated EBITDA for such period shall be deemed to be increased by the applicable Consolidated EBITDA Pro Forma Adjustment Amount for such period and (b) Consolidated EBITDA for each of the following Fiscal Quarters shall be deemed to be the corresponding amount set forth below.

Fiscal Quarter	Amount

Fiscal Quarter ending March 31, 2009	$10,897,000

Fiscal Quarter ending June 30, 2009	$11,884,000

“Consolidated EBITDA Pro Forma Adjustment Amount” means, for any period, the corresponding amount for such period as set forth on Schedule 1.1(a).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, (b) the Consolidated Working Capital Adjustment and (c) if and to the extent of any Consolidated Excess Cash Flow (before giving effect to clause (ii)(h) of this definition) for the prior Fiscal Year, any Consolidated Capital Expenditures carry forward amount from the prior Fiscal Year that is not used in such Fiscal Year minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent that the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures made in accordance with Section 7.8 (net of any proceeds of any related debt financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, (d) current Taxes based on income of Company and its Subsidiaries and paid in Cash with respect to such period, (e) Cash items of expense not included in Consolidated Net Income, (f) Cash termination costs paid in Cash relating to Hedge Agreements, (g) amounts paid in Cash during such period on account of items that were accounted for as non-Cash reductions of Consolidated Net Income or as non-Cash reductions of Consolidated Net Income in determining Consolidated EBITDA of Company and its Subsidiaries in a prior excess cash flow period, (h) the Consolidated Capital Expenditures carry forward amount for such Fiscal Year, (i) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from net income in calculating Consolidated EBITDA to the extent such items represented a Cash payment, or an accrual for a Cash payment, by the Company and its Subsidiaries or did not represent Cash received by the Company and its Subsidiaries, in each case on a consolidated basis during such period and (j) Restricted Junior Payments permitted under Sections 7.5(b) and (c); provided that, to the extent otherwise included therein, the Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds and Wholesale Contribution Proceeds shall be excluded from the calculation of Consolidated Excess Cash Flow.

“Consolidated Excess Cash Flow Percentage” has the meaning assigned to that term in Section 2.4(b)(iii)(E).

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts (excluding, however, any such amounts to the extent attributable to any Wholesale Business) for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, (iii) cash payments, net of any receipts or credits, for taxes based on income, (iv) Restricted Junior Payments permitted under Section 7.5(g) to the extent they are paid in Cash, (v) the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party as a lessee, and (v) Adjusted Capital Expenditures made during such period, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

For purposes of determining compliance with Section 7.6(a) for the four-Fiscal Quarter period ending on December 31, 2009, Consolidated Fixed Charges shall be deemed to be an amount equal to the Consolidated Fixed Charges for the Fiscal Quarter ending on December 31, 2009 divided by 0.25. For purposes of determining compliance with Section 7.6(a) for the four-Fiscal Quarter period ending on March 31, 2010, Consolidated Fixed Charges shall be deemed to be an amount equal to (A) the sum of (i) Consolidated Fixed Charges for the Fiscal Quarter ending on December 31, 2009 plus (ii) Consolidated Fixed Charges for the Fiscal Quarter ending on March 31, 2010 divided by (B) 0.50. For purposes of determining compliance with Section 7.6(a) for the four-Fiscal Quarter period ending on June 30, 2010, Consolidated Fixed Charges shall be deemed to be an amount equal to (A) the sum of (i) Consolidated Fixed Charges for the Fiscal Quarter ending December 31, 2009, plus (ii) Consolidated Fixed Charges for the Fiscal Quarter ending March 31, 2010, plus (iii) Consolidated Fixed Charges for the Fiscal Quarter ending June 30, 2010 divided by (B) 0.75.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 2.3 payable on or before the Closing Date.

“Consolidated Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated Total Debt at such date to (b) Consolidated EBITDA for the consecutive four-Fiscal Quarter period ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP (excluding, however, any items included in determining such net income (or loss) to the extent attributable to any Wholesale Business); provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid in Cash or Cash Equivalents to Company or any of its Subsidiaries by such other Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company of to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Employee Plan, and (v) to the extent not included in clauses (i) through (iv) above, any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and (ii) the Letter of Credit Usage plus the maximum aggregate amount that is available for drawing under all letters of credit issued for the benefit of Company or any of its Subsidiaries otherwise than pursuant to this Agreement.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities, in each case, calculated on a Pro Forma Basis.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (c) under Hedge Agreements. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement and (iii) any liability of such Person for the Indebtedness of another through any agreement (contingent or otherwise) (x) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (x) or (y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation of any Person shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, unless such obligation is not stated or determinable, in which case it shall be such Person’s maximum reasonably anticipated liability in respect thereof, as determined by such Person in good faith.

“Continuing Member” means, as of any date of determination, any member of the Governing Body of Holdings or Company who (a) was a member of such Governing Body on the Closing Date, or (b) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Lien issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, satisfactory in form and substance to Administrative Agent and executed by Administrative Agent, the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, and the applicable Loan Party pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Administrative Agent as to disposition of funds in such account, after the occurrence and during the continuance of an Event of Default, without further consent by Company or any of its Subsidiaries.

“Co-Syndication Agent” has the meaning assigned to that term in the introduction to this Agreement.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default by such Defaulting Lender and ending on the earliest of (a) the date on which all Loans and Commitments are cancelled or terminated, (b) the date on which the Obligations are declared or become immediately due and payable, and (c) the date on which Company, Administrative Agent and Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulting Lender” means, at any time, a Lender as to which Administrative Agent has notified Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan or make a payment to Issuing Lender in respect of a drawing under a Letter of Credit (each a “funding obligation”), (ii) such Lender has notified Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iii) such Lender has, for a period of three or more Business Days commencing on the date on which Administrative Agent confirms that such Lender has received a written request from Administrative Agent, failed to confirm in writing to Administrative Agent that it will comply with its funding obligations hereunder (it being agreed that such written request from Administrative Agent shall include the name and date of this Agreement, the names of Company and Administrative Agent, the reply deadline, and the contact details (including telephone number) for the Person to whom the reply must be sent), or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by Administrative Agent in its sole discretion acting in good faith. Administrative Agent will promptly send to all parties hereto a copy of any notice to Company provided for in this definition.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Person” means a Person named as a "Specially Designated National and Blocked Person" on the most current list published by the Office of Foreign Assets Control of the United States Department of the Treasury at its official website or any replacement website or other replacement official publication of such list.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any Securities into which it is convertible, or for which it is exercisable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Term Loan Maturity Date, (b) is convertible into or exercisable or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the first anniversary of the Term Loan Maturity Date, (d) requires the payment of any dividends (other than the payment of dividends solely in the form of Qualified Capital Stock) prior to the first anniversary of the Term Loan Maturity Date or (e) provides the holders of such Capital Stock thereof with any rights to receive any Cash upon the occurrence of a change in control prior to the first anniversary of the Term Loan Maturity Date, unless the rights to receive such Cash are contingent upon the prior payment in full in cash of the Obligations. Disqualified Stock shall not include any Capital Stock which would be Qualified Capital Stock but for a requirement that such Capital Stock be redeemed in connection with (x) a change of control or (y) any asset disposition made pursuant to Section 7.7 or otherwise permitted by Administrative Agent so long as such Capital Stock requires the prior payment in full in Cash of the Obligations prior to any payments being made pursuant to such Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Company to repurchase such Capital Stock upon the occurrence of a change of control or a public offering will not constitute Disqualified Stock if the terms of such Capital Stock provide that Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.5.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender, (b) any Sponsor Loan Fund; provided that (1) the aggregate principal amount of Term Loans held by Sponsor Loan Funds shall not at any time exceed $20,000,000 and (2) Sponsor Loan Funds shall not at any time hold any Revolving Loan Commitments and (c) (i) a commercial bank organized under the laws of the United States or any state thereof, (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (iv) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided that no Restricted Person shall be an Eligible Assignee.

“Employee Plan” means an "employee pension benefit plan" as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by any Loan Party or ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate would reasonably be expected to have any material liability.

“Employee Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which is maintained or contributed to by any Loan Party.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment from environmental hazards.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare from environmental hazards, in any manner applicable to Company or any of its Subsidiaries or any Real Property Asset.

“Equity Contribution” has the meaning assigned to that term in the Recitals to this Agreement.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means an entity that is treated as a single employer for purposes of Section 414 of the Internal Revenue Code with any Loan Party. Notwithstanding the foregoing, the term ERISA Affiliate shall not include any entity that could be considered an ERISA Affiliate solely by virtue of its ownership interest in, or status as, a portfolio company of the Sponsor or any of the Sponsor’s Affiliates unless a court of competent jurisdiction or governmental agency determines with respect to such applicable Loan Party that such entities have a relationship that would cause them to be ERISA Affiliates, or a federal district court located in the same jurisdiction as the applicable Loan Party, the PBGC by final regulation, or any federal circuit court, interprets ERISA or the Code in a manner that would result in ERISA Affiliate status for such entities.

“ERISA Event” means any of the following events:

(a)
any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the notice requirement is not waived pursuant to applicable regulations;

(b)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that results in the imposition of a Lien on the assets of any Loan Party under the Internal Revenue Code or ERISA;

(e)	a determination that any Employee Plan is, or is reasonably expected to be, in at-risk status (within the meaning of Section 430 of the Internal Revenue Code);

(f)
engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA which could reasonably be expected to have a Material Adverse Effect; or

(g)
the receipt by any Loan Party or ERISA Affiliate of any notice that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or, on and after the effectiveness of the Pension Act, that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

“Event of Default” means each of the events set forth in Sections 8.1 through 8.12.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder (a) Taxes that are imposed on the overall net income (however denominated) and franchise Taxes imposed in lieu thereof (i) by the United States, (ii) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office or (iii) by any Government Authority solely as a result of a present or former connection between such recipient and the jurisdiction of such Government Authority (other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which Company is located and (c) in the case of a Foreign Lender, any withholding Tax that (i) is imposed on amounts payable to such Foreign Lender at the time it becomes a party hereto (or designates a new lending office), (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with its obligations under Section 2.7(b)(iv), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding Tax pursuant to Section 2.7(b) or (iii) is required to be deducted under applicable law from any payment hereunder on the basis of the information provided by such Foreign Lender pursuant to clause (D) of Section 2.7(b)(iv).

“Existing Notes” means the 14% senior secured notes due 2011 issued by Seller pursuant to the Indenture.

“FCC” means the Federal Communications Commission or any successor governmental agency thereto.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Covenants” means the covenants set forth in Sections 7.6 and 7.8.

“Financial Plan” has the meaning assigned to that term in Section 6.1(j).

“Financing Transaction” means the execution and delivery by each Loan Party of each of the Loan Documents to which it is a party on or before the Closing Date and the initial borrowing of Loans and issuance of Letters of Credit for the account of Company on the Closing Date.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (a) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i)-(v) of Section 7.2(a) and (b) such Lien is the only Lien (other than Liens permitted pursuant to Section 7.2(a)) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year commences.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Company is resident for Tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt”, as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (a) the office of Administrative Agent located at 1221 Avenue of the Americas, 11th Floor, New York, NY 10020 or (b) such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“Funding Default” means a failure by a Lender to comply with its obligations under this Agreement to make a Loan or make a payment to Issuing Lender in respect of a drawing under a Letter of Credit.

“Funds Flow Memorandum” means the funds flow memorandum dated as of the Closing Date in form reasonably satisfactory to Administrative Agent and Company.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body (including a general partner) having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, limited partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, any Government Authority.

“Grande Broadband” has the meaning assigned to that term in the Recitals to this Agreement.

“Grande Manager” means Grande Manager LLC, a Delaware limited liability company formerly known as Grande Investment LLC.

“Grande Network Services” has the meaning assigned to that term in the Recitals to this Agreement.

“Group Member” means any Loan Party, any Wholesale Company or any of their respective Affiliates.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty and “Guaranty” means either of them.

“Granting Lender” has the meaning assigned to that term in Section 10.1(e).

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import) under any applicable Environmental Laws, (b) any oil, petroleum, petroleum fraction or petroleum derived substance, (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (d) any flammable substances or explosives, (e) any radioactive materials, (f) any asbestos-containing materials, (g) urea formaldehyde foam insulation, (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls, (i) pesticides and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority due to its dangerous or deleterious properties or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Real Property Asset or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Hedge Agreement Counterparty” means an entity that has entered into a Hedge Agreement with Company or one of its Subsidiaries and at the time of entering into such Hedge Agreement was a Lender or an Affiliate of a Lender, the obligations under which are secured pursuant to the Collateral Documents and guarantied pursuant to the Guaranties.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Increased Amount Date” has the meaning assigned to that term in Section 2.11(a).

"Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) all Disqualified Stock and all obligations, liabilities and indebtedness of such Person arising from Disqualified Stock issued by such Person; provided that trade accounts payable and accrued obligations that are incurred on normal trade terms in the ordinary course of business and not overdue by more than 90 days (or, if overdue by more than 90 days, are being contested in good faith) shall not constitute Indebtedness. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness. Solely for purposes of making financial calculations and determining compliance with any financial test or Financial Covenant hereunder, Existing Notes shall not be deemed to be Indebtedness to the extent such Existing Notes are permitted under Section 7.1(n).

“Indemnified Liabilities” has the meaning assigned to that term in Section 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning assigned to that term in Section 10.3.

“Indenture” has the meaning assigned to that term in the Recapitalization Agreement.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and (b) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan.

“Interest Period” has the meaning assigned to that term in Section 2.2(b).

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person that is not a Loan Party, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any equity Securities of such Subsidiary, (c) any direct or indirect loan, advance (other than trade credit, advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person that is not a Loan Party, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (d) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements, and (e) any Wholesale Shortfall (treating each Wholesale Business for this purpose as if it was a Person that is not a Loan Party, regardless of whether any Wholesale Contribution has occurred). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of or any return on capital with respect to, the original amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Pledge and Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on, or otherwise evidence the interest of Administrative Agent and Lenders in, any IP Collateral.

“Issuing Lender” means Administrative Agent or, with respect to any Letter of Credit, the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in Section 3.1(b)(ii) and satisfactory to Administrative Agent.

“Joinder Agreement” has the meaning assigned to that term in Section 2.11(a).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Consent and Estoppel”, with respect to any Leased Real Property, means a letter, certificate or other acknowledgement, agreement or instrument in writing from the lessor under the related lease, reasonably satisfactory in form and substance to Administrative Agent, pursuant to which such lessor agrees, for the benefit of Administrative Agent, to such matters relating to such Leased Real Property as Administrative Agent may reasonably request.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all unreimbursed drawings under any Letters of Credit at such time. The LC Exposure of any Revolving Lender at any time shall be determined based on its Pro Rata Share of the Revolving Loan Commitments.

“Leased Real Property” means any leasehold or subleasehold estate and any other right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property of Company or any of its Subsidiaries as lessee under any lease or sublease of real property, including any licenses.

“Leases” means all leases, subleases, licenses and other agreements (written or oral), including all amendments, extensions, renewals and other agreements with respect thereto, pursuant to which Company or any of its Subsidiaries holds any interest in Leased Real Property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to Section 10.1; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lender for the account of Company pursuant to Section 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lender and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to Section 3.3(b) or otherwise reimbursed by Company.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, as determined by Administrative Agent, the higher of (i) the London interbank offered rate (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on the appropriate page of the Reuters screen or any successor service for the purpose of displaying London interbank offered rates of major banks (provided that if such screen or service ceases to be available, Administrative Agent may specify another screen or service displaying the appropriate rate after consultation with Company and the Lenders) as of 11:00 A.M. (London time), on the day that is two Business Days prior to the first day of such Interest Period or, if such rate is unavailable for any reason or Requisite Lenders have notified Company that such rate does not adequately reflect their cost of making, funding or maintaining LIBOR Loans, the average (rounded upward, if necessary, to the nearest 1/100 of 1%) of the rate per annum, confirmed by Requisite Lenders to Administrative Agent, as reflecting their cost of funds at such time in respect of deposits in Dollars offered by the principal office of each Requisite Lender at 11:00 A.M. (London time), on the day that is two Business Days prior to the first day of such Interest Period and on an amount that is approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable, and (ii) 3.00% per annum.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in Section 2.2(a).

“LIBOR Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) having a term comparable to such Interest Period.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the loans made by Lenders to Company pursuant to Section 2.1(a).

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of Issuing Lender relating to, the Letters of Credit), the Guaranties, the Collateral Documents and any other document executed pursuant to the terms of the foregoing.

“Loan Party” means each of Holdings, Company and any of its Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Management Fees” means the management fees paid or payable (i) to the Sponsor (or its designated Affiliate) pursuant to the Sponsor Management Agreement and (ii) to Atlantic Broadband pursuant to the ABB Management Agreement. For the avoidance of doubt, the term “Management Fees” shall not include the 2% fee payable to Sponsor upon an Approved Sale as described in the Sponsor Management Agreement.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect upon (i) the business, results of operations, assets or financial condition of Holdings, Company and Company’s Subsidiaries taken as a whole, (ii) the material rights and remedies of any Agent or Lender under the Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach or nonperformance by Company or any of its Subsidiaries, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material FCC Licenses” means FCC licenses or authorizations which are material to the operations of Company and its Subsidiaries on a consolidated basis.

“Material Leased Real Property” means a Leased Real Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the Retail Business; provided, however, that if the aggregate amount of all rents payable in any Fiscal Year for a Leased Real Property does not exceed $500,000, such Leased Real Property shall not be a Material Leased Real Property.

“Material Owned Real Property” means any Owned Real Property with a market value of at least $250,000.

“Maximum Leverage Ratio” has the meaning assigned to that term in Section 7.6(b).

“Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) granting a security interest in real property executed and delivered by any Loan Party, in the form approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Administrative Agent’s local counsel based on local laws or customary local mortgage or deed of trust practices or (b) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage. “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which there is an obligation to contribute by any Loan Party or ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate would reasonably be expected to have any material liability.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) income or gains taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and (iii) any actual reasonable reserve for indemnification or retained liabilities in respect of such Asset Sale.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received or released from reserve, as the case may be, by any Loan Party or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of any Loan Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by such Loan Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of such Loan Party or such Subsidiary in respect thereof and any bona fide direct costs incurred in connection with any such sale, including the costs of the type described in clauses (i) through (iii) of the definition of “Net Asset Sale Proceeds”.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by any Loan Party and (ii) capital contributions made by a holder of Capital Stock of Holdings.

“New Lenders” has the meaning assigned to that term in Section 2.11(a).

“New Revolving Loan” has the meaning assigned to that term in Section 2.11(b).

“New Revolving Loan Commitments” has the meaning assigned to that term in Section 2.11(a).

“New Revolving Loan Lender” has the meaning assigned to that term in Section 2.11(a).

“New Term Loan Commitments” has the meaning assigned to that term in Section 2.11(a).

“New Term Loan Lender” has the meaning assigned to that term in Section 2.11(a).

“New Term Loan Payment Date” means the dates scheduled for the repayment of principal of any New Term Loan, as set forth in the applicable Joinder Agreement.

“New Term Loans” has the meaning assigned to that term in Section 2.11(a).

“Non-Consenting Lender” has the meaning assigned to that term in Section 2.10.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Notes” means one or more of the Term Notes or Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“NWS Business” has the meaning assigned to that term in the Recitals to this Agreement.

“NWS Contribution” has the meaning assigned to that term in the Recitals to this Agreement.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, the other Agents, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Organizational Documents” means the documents (including bylaws, operating agreement or partnership agreement, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges, fees, expenses or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, all easements and other rights and interests appurtenant thereto and all Rights of Way owned by Company or any of its Subsidiaries.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors of the Federal Reserve System, as in effect from time to time), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guaranty” means the Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to Section 10.1(c).

“Payments Amount" means, as of any date of determination, the sum of (a) the Wholesale Shortfall as of such date plus (b) the aggregate amount of Restricted Junior Payments made pursuant to Section 7.5(g) in any calendar year or on a cumulative aggregate basis since the Closing Date, as applicable.

“Payments Basket” means (i) $1,000,000 in the calendar year ending December 31, 2009, (ii) $2,000,000 in any subsequent calendar year and (iii) $5,000,000 on a cumulative aggregate basis since the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation of the USA established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

“Pension Act” means the United States Pension Protection Act of 2006, as amended.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person or Business Line which acquisition is permitted pursuant to Section 7.3(j) or is otherwise consented to by Requisite Lenders.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

(a)	Liens for Taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.3;

(b)
statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and customary rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts no more than 30 days overdue or (b) for amounts that are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(c)
Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(d)	any attachment or judgment Lien not constituting an Event of Default under Section 8.8;

(e)
licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f)
easements, rights-of-way, covenants, conditions, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(g)
any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(h)
Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement or consignment arrangements or with respect to property that is not owned by the Loan Parties;

(i)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)	any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(k)	Liens granted pursuant to the Collateral Documents;

(l)
Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(m)	deposits in the ordinary course of business to secure liabilities to insurance carriers, lessors and utilities;

(n)	bankers liens and rights of setoff with respect to customary depository agreements entered into in the ordinary course of business;

(o)	Liens solely on cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Permitted Acquisition or Investment or Asset Sale permitted hereunder;

(p)	restrictions permitted under Sections 7.2(b) and (c);

(q)	Liens on documents of title and property covered thereby securing Indebtedness in respect of commercial letters of credit; and

(r)	Liens on goods (and proceeds thereof) financed with drawings under commercial letters of credit securing reimbursement obligations in respect of such commercial letters of credit.

“Permitted Holders” means Sponsor, any Permitted Investment Affiliate of Sponsor or any of their respective Permitted Transferees.

“Permitted Investment Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by, or under common control with, that Person and (b) organized by such Person primarily for the purpose of making equity or debt investments in one or more Persons (including, without limitation, each of ABRY Senior Equity II, L.P. and ABRY Advanced Securities Fund, L.P. and any of their respective feeder funds, parallel funds and alternative investment vehicles and any successors thereto). For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Permitted Ratio” means, as at any Increased Amount Date, the greater of (i) 2.75:1.00, and (ii) a ratio that is 15% less than the Maximum Leverage Ratio in effect as of such date.

“Permitted Refinancing Indebtedness” means any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Transferees” means, with respect to any Person, (a) any Affiliate of such Person, (b) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person or (c) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders, or general and limited partners, of which, or a limited liability company, the members of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any Securities of Holdings.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed and delivered by the Loan Parties on the Closing Date, substantially in the form of Exhibit XI annexed hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Pledge and Security Agreement or any other Collateral Document.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which Administrative Agent has notified Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which Administrative Agent or Issuing Lender has in good faith determined and notified Company and (in the case of Issuing Lender) Administrative Agent that such Lender or its Parent Company or a financial institution affiliate thereof has notified Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by Administrative Agent or, in the case of clause (ii), Issuing Lender in its sole discretion acting in good faith. Administrative Agent will promptly send to all parties hereto a copy of any notice to Company provided for in this definition.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate that Administrative Agent announces from time to time as its prime rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. SG or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Basis” means, with respect to any financial calculation or compliance with any test or covenant hereunder, performing such calculation or compliance with such test or covenant, as applicable, after giving effect to (a) the Transactions, (b) any proposed Permitted Acquisition, (c) any Asset Sale of any of the stock of any Subsidiary of Company or of all or substantially all of the assets of any operating entity of the Retail Business for which historical financial statements for the relevant period are available or (d) any incurrence of Indebtedness (including (i) pro forma adjustments and cost savings arising out of events which are directly attributable to the Transactions, the proposed Permitted Acquisition, Asset Sale or incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X, as interpreted by the staff of the Securities and Exchange Commission and (ii) such other adjustments as are reasonably satisfactory to Administrative Agent, in each case as certified by the chief financial officer of Company) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (if available) and the consolidated financial statements of Company and its Subsidiaries, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

“Pro Forma Compliance” means, at any date of determination, that Company shall be in pro forma compliance with any or all of the covenants set forth in Sections 7.6, as applicable, as of the date of such determination or the last day of the most recently completed Fiscal Quarter, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive Fiscal Quarters for which financial statements shall have been delivered to Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders, (b) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders and (c) for all other purposes with respect to each Lender, the percentage obtained by dividing (i) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan of that Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (a), (b) and (c) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Proceedings” means any litigation, action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Property” means, with respect to any Person, any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Capital Stock or other ownership interests of any Person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property Assets.

“Qualified Capital Stock” means any Capital Stock of any Person that is not Disqualified Stock.

“Real Property Asset” means, collectively, the Owned Real Property and the Leased Real Property.

“Recapitalization” has the meaning assigned to that term in the Recitals to this Agreement.

“Recapitalization Agreement” means that certain Recapitalization Agreement dated as of August 27, 2009 by and among ABRY Partners VI, L.P., TopCo, Holdings, Seller, Company and Sponsor, as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.12(a).

“Recapitalization Documents” means the Recapitalization Agreement and any Ancillary Agreements (as defined in the Recapitalization Agreement).

“Register” has the meaning assigned to that term in Section 2.1(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act or any similar regulation then in effect, as amended or modified from time to time and a reference to a particular provision thereof shall include a reference to the comparable provision if any of any such similar regulation.

“Reimbursement Date” has the meaning assigned to that term in Section 3.3(b).

“Related Agreements” means, collectively, the Recapitalization Documents, the Wholesale Contribution Documents, the ABB Management Agreement, the Sponsor Management Agreement, the Wholesale Shared Services Agreement and the other agreements set forth on Schedule 1.1(b) annexed hereto.

“Related Parties” has the meaning assigned to that term in Section 9.1(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders; provided that any Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on matters as described in more detail in Section 2.9.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in Qualified Capital Stock, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company or Holdings now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company or Holdings now or hereafter outstanding and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

"Restricted Person" means (a) Sponsor, Seller, any Group Member or any Person whose principal business and source of revenue is in direct competition with the business of any Loan Party or (b) any of their respective Affiliates; provided that no Sponsor Loan Fund shall be deemed to be a “Restricted Person” for purposes of this Agreement.

“Retail Business” has the meaning assigned to that term in the Recitals to this Agreement.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the Commitment of a Revolving Lender to make Revolving Loans to Company pursuant to Section 2.1(a)(ii), and “Revolving Loan Commitments” means such Commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means the fifth anniversary of the Closing Date.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (a) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment and (b) after the termination of the Revolving Loan Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (ii) in the event that Lender is Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (iii) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to Section 2.1(a)(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to Section 2.1(e) to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“Rights of Way” means all rights of way, easements and all other similar rights granted to Company or any of its Subsidiaries for the right to use and/or have access to and through real property that are or should be evidenced by instruments recorded in the appropriate real property records office where such real property is located.

“Secured Parties” has the meaning assigned to such term in the form of Pledge and Security Agreement attached hereto as Exhibit XI.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Seller” has the meaning assigned to that term in the introduction to this Agreement.

“SG” has the meaning assigned to that term in the introduction to this Agreement.

“Solvent”, with respect to any Person, means that as of the date of determination (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person, (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction, and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to that term in Section 10.1(e).

“Sponsor” has the meaning assigned to that term in the Recitals to this Agreement.

“Sponsor Loan Fund” means an Affiliate of Sponsor whose primary business is investing in loans of the type contemplated by this Agreement and is managed independently from Sponsor or any of its equity investment Affiliates (including, without limitation, each of ABRY Senior Equity II, L.P. and ABRY Advanced Securities Fund, L.P. and any of their respective feeder funds, parallel funds and alternative investment vehicles and any successors thereto).

“Sponsor Management Agreement” means that certain Management Services Agreement to be executed and delivered by Company and Sponsor on or before the Closing Date, as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.12(a).

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in Section 2.10.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time and subordinated in right of payment to the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total Voting Securities (or general partnership interests in the case of any partnership) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to Section 6.8.

“Subsidiary Guaranty” means the Subsidiary Guaranty to be executed and delivered by existing Subsidiary Guarantors on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with Section 6.9, substantially in the form of Exhibit XIII annexed hereto.

“Super-Majority Lenders” means Lenders having or holding more than 66 2/3% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders; provided that any Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on matters as described in more detail in Section 2.9.

“Supplemental Collateral Agent” has the meaning assigned to that term in Section 9.1(b).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Term Loan Commitment” means the Commitment of a Lender to make a Term Loan to Company pursuant to Section 2.1(a)(i), and “Term Loan Commitments” means such Commitments of all Lenders in the aggregate.

“Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (a) prior to the funding of the Term Loans, the amount of that Lender’s Term Loan Commitment and (b) after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loan Maturity Date” means the sixth anniversary of the Closing Date.

“Term Loans” means the Loans made by Lenders to Company pursuant to Section 2.1(a)(i).

“Term Notes” means any promissory notes of Company issued pursuant to Section 2.1(e) to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“TopCo” has the meaning assigned to that term in the Recitals to this Agreement.

“Total Assets” means the total assets of Company and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Company delivered pursuant to Section 6.1(b) or (c) or, if such statements have not been so delivered, Section 4.1(e).

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans plus (b) the Letter of Credit Usage. During any Default Period with respect to a Defaulting Lender or any period during which there is a Potential Defaulting Lender, the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if there were no Funding Defaults.

“Transaction Costs” means all fees, costs, expenses, premiums, termination payments, prepayment penalties incurred or paid by any Loan Party on or before the Closing Date or thereafter in connection with the transactions contemplated by, and in compliance with, the Transaction Documents, including any write-off of deferred costs and any fees payable to Administrative Agent or Lenders on or before the Closing Date and fees or original issue discount in connection with the financing of the Recapitalization, excluding purchase price consideration (and adjustments thereto) with respect to the Recapitalization.

“Transaction Documents” means, collectively, the Loan Documents and the Related Agreements.

“Transactions” means the Financing Transaction, the Recapitalization and the Wholesale Contributions.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for Taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of and interest on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“USA Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Securities” means, with respect to any Person, the Capital Stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the Governing Body (or Persons performing similar functions) of such Person.

“Wholesale Asset Sale” means the sale or disposition of the Capital Stock of any Wholesale Company or all or any of the assets of any Wholesale Business to any Person other than a Wholesale Company (other than sales or dispositions of assets in the ordinary course of business).

“Wholesale Business” has the meaning assigned to that term in the Recitals to this Agreement.

“Wholesale Company” means each of Grande Broadband and Grande Network Services and any of their respective Subsidiaries, and “Wholesale Companies” means all such Persons, collectively.

“Wholesale Contribution” has the meaning assigned to that term in the Recitals to this Agreement.

“Wholesale Contribution Documents” means any documents executed in connection with the BBT Contribution or the NWS Contribution.

“Wholesale Contribution Proceeds” has the meaning assigned to that term in Section 2.4(b)(iii)(F).

“Wholesale Excess Proceeds” has the meaning assigned to that term in Section 2.4(b)(iii)(F).

“Wholesale Net Sale Proceeds" means, with respect to any Wholesale Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Wholesale Asset Sale, net of any bona fide direct costs incurred in connection with such Wholesale Asset Sale, including (i) income or gains taxes reasonably estimated to be actually payable within two years of the date of such Wholesale Asset Sale as a result of any gain recognized in connection with such Wholesale Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Wholesale Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Group Member or of any Affiliate of a Group Member, (iii) any actual reasonable reserve for indemnification or retained liabilities in respect of such Wholesale Asset Sale, (iv) repayment of any Wholesale Shortfall and (v) prepayment of Loans pursuant to the Wholesale Shared Services Agreement.

“Wholesale Shared Services Agreement” means that certain Shared Assets and Services Agreement dated as of the Closing Date by and among TopCo, Grande Network Services, Grande Broadband, Holdings and Company, as such agreement may be amended from time to time thereafter to the extent permitted under Section 7.12(a).

“Wholesale Shortfall" means, with respect to any period, an amount (if positive) equal to (a) the amount of cash uses attributable to the Wholesale Businesses for such period minus (b) the amount of accumulated net free cash flow attributable to the Wholesale Businesses for such period, as such amount may be adjusted during such period by (i) equity contributions pursuant to Section 7.3(t) and (ii) repayments of such amount by the Wholesale Businesses, including, without limitation, the application of Wholesale Net Sale Proceeds pursuant to Section 7.7(q).

“Wholesale Spinoff” means the consummation of (a) the Wholesale Contributions or (b) one or more Wholesale Asset Sales consisting of all or substantially all of the Wholesale Businesses.

  Section 1.2          Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 6.1 (other than Section 6.1(e)) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 6.1(e)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.3. If at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, after any such request and until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 6.1(d). When calculating any test or covenant under this Agreement (other than for the purposes of calculating Consolidated Excess Cash Flow) such test or covenant shall be calculated on a Pro Forma Basis. Company hereby agrees that any election pursuant to FASB Statement No. 159 (The Fair Value Option for Financial Assets and Financial Liabilities) shall be disregarded for all purposes of this agreement.

Section 1.3	Other Definitional Provisions and Rules of Construction

(a)	Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(b)
References to “Section” and “Sections” shall be references to a Section and Sections, respectively, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

(c)
The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(d)
Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto.

(e)
Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

(f)	Whenever any reference is made in any Loan Document to any Person such reference shall be construed to include such Person’s permitted successors and assigns.

(g)
The words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h)
Whenever any reference is made in any Loan Document to any law or regulation, such reference shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law or regulation and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4	Certifications

All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such person’s individual capacity.

Section 1.5	Rounding

Any financial ratios required to be maintained by Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6	Timing of Payment and Deliveries

When any payment to be made hereunder or the performance of any covenant, duty or obligation is stated to be due on a day that is not a Business Day or delivery of any notice, document, certificate or other writing is stated to be required on a day that is not a Business Day, the due date of such payment, performance or delivery (other than as described in Section 2.2(b)) shall extend to the immediately succeeding Business Day (and, in the case of any payment, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be).

ARTICLE II
AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

Section 2.1	Commitments; Making of Loans; the Register; Optional Notes

(a)
Commitments Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in Sections 2.1(a)(i) and 2.1(a)(ii).

(i)
Term Loans  Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in Section 2.5(a). The original amount of each Lender’s Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Term Loan Commitments is $103,800,000; provided that the amount of the Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Term Loan Commitment pursuant to Section 10.1(b). Company may make only one borrowing under the Term Loan Commitments. Amounts borrowed under this Section 2.1(a)(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)
Revolving Loans  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date up to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in Section 2.5(b); provided that Revolving Loans made on the Closing Date shall not exceed $1,000,000 in the aggregate. The original amount of each Revolving Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the original Revolving Loan Commitment Amount is $18,700,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to Section 10.1(b) and shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 2.4(b)(ii). Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date; provided that each Revolving Lender’s Revolving Loan Commitment shall expire immediately and without further action on September 30, 2009 if the Term Loans and the initial Revolving Loans are not made on or before that date. Amounts borrowed under this Section 2.1(a)(ii) may be repaid and reborrowed up to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitment Amount then in effect.

(b)	Borrowing Mechanics

(i)
Borrowing Notices and Amounts  Loans made on any Funding Date (other than Revolving Loans made pursuant to Section 3.3(b)) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in Section 2.2(d). In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this Section 2.1(b); provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

(ii)
Telephonic Notice  Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other Person authorized to borrow on behalf of Company or for otherwise acting in good faith under this Section 2.1(b) or under Section 2.2(d), and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to Section 2.2(d), in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

(iii)
Certification by Company Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

(iv)
Notice Irrevocable  Except as otherwise provided in Sections 2.6(b), 2.6(c) and 2.6(g), a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

(c)
Disbursement of Funds   All Term Loans and Revolving Loans shall be made by Term Lenders or Revolving Lenders, as the case may be, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to Section 2.1(b) (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Except as provided in Section 3.3(b) with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in Section 4.1 (in the case of Loans made on the Closing Date) and/or Section 4.2 (in the case of all Loans), as applicable, Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall promptly notify Company and shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall promptly, but in any event within three Business Days of being notified, pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this Section 2.1(c) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company or any Agent or Lender may have against any Lender as a result of any default by such Lender hereunder.

(d)
The Register Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agents and Affiliates shall constitute Indemnitees under Section 10.3), shall maintain (and make available for inspection by Company and each Lender (solely as it relates to such Lender’s Commitments) upon reasonable prior notice at reasonable times) at its address referred to in Section 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Term Loan and Revolving Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

(e)
Optional Notes  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan or Revolving Loans, substantially in the form of Exhibit IV or Exhibit V annexed hereto, respectively, with appropriate insertions.

Section 2.2	Interest on the Loans

(a)
Rate of Interest  Subject to the provisions of Sections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or LIBOR. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to Section 2.1(b), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to Section 2.2(d). If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate. Subject to the provisions of Sections 2.2(e), 2.2(g) and 2.7, Term Loans and Revolving Loans shall bear interest through maturity as follows:

(A)	if a Base Rate Loan, then at the sum of the Base Rate plus 5.75% per annum; or

(B)	if a LIBOR Loan, then at the sum of Adjusted LIBOR plus 6.75% per annum.

(b)
Interest Periods In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two or three month period; provided that:

(i)
the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii)
in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)
if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)
any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this Section 2.2(b), end on the last Business Day of a calendar month;

(v)
no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)
no Interest Period with respect to any Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans, unless the sum of (a) the aggregate principal amount of the Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of the Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

(vii)	there shall be no more than four Interest Periods outstanding at any time; and

(viii)
in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

(c)
Interest Payments  Subject to the provisions of Section 2.2(e), interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that, in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to Section 2.4(b)(i), interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

(d)	Conversion or Continuation

(i)
Minimum Amount  Subject to the provisions of Section 2.6, Company shall have the option (A) to convert at any time all or any part of its outstanding Loans equal to $500,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (B) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $500,000 and multiples of $100,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

(ii)
Conversion/Continuation Notice  Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this Section 2.2(d); provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

(e)
Default Rate Upon (i) the occurrence and continuance of an Event of Default under any of Section 8.1, 8.6 or 8.7 or (ii) receipt by Company of a notice from Administrative Agent (acting upon the instructions of Requisite Lenders) following the occurrence and continuance of any other Event of Default stating that the default rate under this Section 2.2(e) shall apply, then, in each case, the aggregate outstanding principal amount of all Loans, any interest payments thereon then due and payable and any fees and other amounts then due and payable hereunder, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including post-petition interest in any Proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans) and shall be payable on demand by Administrative Agent; provided that, in the case of LIBOR Loans upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.2(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(f)
Computation of Interest Interest on the Loans shall be computed (i) in the case of Base Rate Loans calculated using the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Loans and Base Rate Loans not calculated using the Prime Rate, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(g)
Maximum Rate  Notwithstanding the foregoing provisions of this Section 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

Section 2.3	Fees

(a)
Revolving Loan Commitment Fees  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to (i) the average of the daily excess of the Revolving Loan Commitment Amount over the aggregate principal amount of outstanding Revolving Loans multiplied by (ii) 0.75% per annum; provided that, without prejudice to the rights of Revolving Lenders other than Defaulting Lenders in respect of such fees, any Defaulting Lender’s Pro Rata Share shall be excluded for purposes of calculating the commitment fee payable to Revolving Lenders pursuant to this Section 2.3(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such fee with respect to its Revolving Loan Commitment in respect of such Default Period. All such commitment fees shall be calculated on the basis of a 360-day year and the actual number of days elapsed and be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date (or the earlier date on which the Revolving Loan Commitments are terminated).

(b)	Other Fees Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

  Section 2.4          Repayments, Prepayments and Reductions of Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties

(a)
Scheduled Payments of Term Loans Company shall make principal payments on the Term Loans in installments on each March 31, June 30, September 30 and December 31 following the Closing Date in the amounts set forth below (such amounts being expressed as a percentage of the original principal amount of the Term Loans):

ARTICLE IIIPayment Date	ARTICLE IVAmount

ARTICLE VDuring Year 1	ARTICLE VI0.000%

ARTICLE VIIDuring Year 2	ARTICLE VIII0.625%

ARTICLE IXDuring Year 3	ARTICLE X0.625%

ARTICLE XIDuring Year 4	ARTICLE XII1.250%

ARTICLE XIIIDuring Year 5	ARTICLE XIV3.750%

ARTICLE XVDuring Year 6	ARTICLE XVI18.750%

provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.4(b)(iv); and provided further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

For the purposes of the table above, “Year 1” means the period from the Closing Date up to but excluding the first anniversary of the Closing Date, “Year 2” means the period from the first anniversary of the Closing Date up to but excluding the second anniversary of the Closing Date, etc.

Company shall make principal payments on the New Term Loans on each New Term Loan Payment Date equal to the amount set forth for such date in the applicable Joinder Agreement, together with accrued and unpaid interest on the principal amount to be paid up to but excluding the date of such payment.

(a)	Prepayments, Reductions in Revolving Loan Commitment Amount

(i)
Voluntary Prepayments  Company may, upon not less than one Business Day prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 3:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part without premium or penalty in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided that, in any event, any prepayment of a LIBOR Loan on any date other than the expiration date of the Interest Period applicable thereto shall be subject to the requirements of Section 2.6(d). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.4(b)(iv).

(ii)
Voluntary Reductions of Revolving Loan Commitments  Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in Section 2.4(b)(iv).

(iii)
Mandatory Prepayments The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in Section 2.4(b)(iv) and Section 2.4(d):

(A)
Prepayments From Net Asset Sale Proceeds No later than the date of receipt by Holdings, Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale involving the disposition of assets of any Loan Party, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing on the date of receipt, reinvest such proceeds in assets used in or useful to the Retail Business or the business of a Permitted Acquisition within 180 days of such date of receipt. In addition, Company shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds unless on or prior to such date Company or any other Loan Party has entered into a committed written agreement for such reinvestment of such Net Asset Sale Proceeds and such proceeds shall have been used to make such expenditures within 90 days after the expiration of such 180 day period.

(B)
Prepayments from Net Insurance/Condemnation Proceeds  Subject to the provisions of Section 6.4(c), no later than three Business Days following the date of receipt by Administrative Agent or any Loan Party of any Net Insurance/Condemnation Proceeds, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (2), so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, reinvest such proceeds in assets used or useful to the Retail Business or the business of a Permitted Acquisition within 180 days of such date of receipt. In addition, Company shall, no later than 180 days after receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds unless on or prior to such date Company or any other Loan Party has entered into a committed written agreement for the application or the reinvestment of such Net Insurance/Condemnation Proceeds and such proceeds shall have been used to make such expenditures within 90 days after the expiration of such 180 day period.

(C)
Prepayments Due to Issuance of Equity Securities On the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Holdings, Company or of any Subsidiary of Company after the Closing Date (other than Capital Stock (other than Disqualified Stock) issued to Permitted Holders, or Capital Stock issued to Company or any of its Subsidiaries, or Capital Stock issued to directors, management or employees of Holdings, Company or its Subsidiaries as part of a stock compensation plan), Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds; provided that no prepayment shall be required under this Section 2.4(b)(ii)(C) to the extent that such Net Securities Proceeds are used for Investments permitted by Section 7.3 (including Consolidated Capital Expenditures permitted by Section 7.8 and Permitted Acquisitions).

(D)
Prepayments Due to Issuance of Indebtedness On the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings, Company or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted by Section 7.1, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(E)
Prepayments from Consolidated Excess Cash Flow  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the 2010 Fiscal Year), Company shall, no later than 125 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 75% (the “Consolidated Excess Cash Flow Percentage”) of such Consolidated Excess Cash Flow for such Fiscal Year; provided that if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is less than 2.5:1.0 (as certified and demonstrated in reasonable detail in a Compliance Certificate delivered to Administrative Agent with the annual financial statements for such Fiscal Year in accordance with Section 6.1(d)), then the Consolidated Excess Cash Flow Percentage for such Fiscal Year shall be reduced to 50%; provided that voluntary prepayment of the Term Loans shall reduce on a dollar-for-dollar basis the amount otherwise required to be prepaid pursuant to this clause (E).

(F)
Prepayments from Wholesale Net Sale Proceeds If TopCo, Holdings or any of their respective Subsidiaries receive consideration from Wholesale Asset Sales in excess of $30,000,000 in the aggregate on a cumulative basis from the Closing Date, then an amount equal to 50% of the Wholesale Net Sale Proceeds in excess of such amount (“Wholesale Excess Proceeds”; provided that if such 50% amount is received by any Group Member other than Company and its Subsidiaries then promptly, but in any event within two Business Days, such amount shall be contributed as Cash to Company as common equity (such amount being “Wholesale Contribution Proceeds”)) shall either (1) be applied to prepay the Loans in an aggregate amount equal to such Wholesale Excess Proceeds and/or Wholesale Contribution Proceeds, as the case may be, on the date of receipt thereof by Company, or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, be reinvested in assets used in or useful to the Retail Business or the business of a Person or Business Line acquired pursuant to a Permitted Acquisition within one year of such date of receipt thereof by Company; provided that on the date that is one year after the date on which Company receives any Wholesale Excess Proceeds and/or Wholesale Contribution Proceeds, as the case may be, Company shall prepay the Loans in an amount equal to any such Wholesale Excess Proceeds and/or Wholesale Contribution Proceeds, as the case may be, that have not theretofore been applied to the Obligations or been so reinvested as provided above, unless on or prior to such date Company or any other Loan Party has entered into a committed written agreement for such reinvestment of such Wholesale Excess Proceeds and/or Wholesale Contribution Proceeds, as the case may be, and such proceeds shall have been used to make such expenditures within 90 days after the expiration of such one year period.

(G)
Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations  Concurrently with any prepayment of the Loans pursuant to Sections 2.4(b)(iii)(A)-(F), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, Wholesale Net Sale Proceeds, Wholesale Contribution Proceeds or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess; provided that any failure to make a prepayment resulting from a mistake in calculation that is corrected pursuant to this Section 2.4(b)(iii)(G) shall not constitute an Event of Default or Potential Event of Default under Section 8.1(a).

(H)
Prepayments Due to Reductions of Revolving Loan Commitment Amount  Company shall from time to time prepay the Revolving Loans (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitment Amount then in effect. At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount if no Event of Default has occurred and is continuing, to the extent any Cash collateral was provided by Company and has not been applied to any Obligations as provided in the Pledge and Security Agreement, such amount may, at the request of Company, be released to Company.

(I)
Prepayment Premium  Each prepayment of Loans required under Sections 2.4(b)(iii)(D) on or prior to the first anniversary of the Closing Date (other than any prepayment arising as a result of a Change in Control) shall be accompanied by a fee equal to 1% of the amount prepaid. Such fee shall be apportioned among all outstanding Loans to which any such prepayment relates, in each case proportionately to Lenders’ respective Pro Rata Shares.

(iv)	Application of Prepayments

(A)
Application of Voluntary Prepayments by Type of Loans and Order of Maturity  Any voluntary prepayments pursuant to Section 2.4(b)(i) shall be applied to prepay the Loans specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof, and second to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of Revolving Loans pursuant to Section 2.4(b)(i) shall be applied as specified by Company in the applicable notice of prepayment. Any voluntary prepayments of Term Loans pursuant to Section 2.4(b)(i) shall be applied first, to reduce the scheduled installments of principal of the Term Loan set forth in Section 2.4(a) in direct order to the scheduled installments thereof due in the immediately following two Fiscal Quarters, and second, to reduce the remaining scheduled installments of the Term Loans set forth in Section 2.4(a) on a pro rata basis.

(B)
Application of Mandatory Prepayments by Type of Loans  Except as provided in Section 2.4(d), any amount required to be applied as a mandatory prepayment of the Loans pursuant to Sections 2.4(b)(iii)(A)-(F) shall be applied first to prepay the Term Loans to the full extent thereof, and second, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (and, after prepaying all Revolving Loans, Cash Collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account).

(C)
Application of Mandatory Prepayments of Term Loans and the Scheduled Installments of Principal Thereof  Except as provided in Section 2.4(d), any mandatory prepayments of the Term Loans pursuant to Section 2.4(b)(iii) shall be applied to reduce the remaining scheduled installments of the Term Loans set forth in Section 2.4(a) on a pro rata basis.

(D)
Application of Prepayments to Base Rate Loans and LIBOR Loans  Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to Section 2.6(d); provided that, in any event, any prepayment of a LIBOR Loan on any date other than the expiration date at the Interest Period applicable thereto shall be subject to the requirements of Section 2.6(d).

(E)
Application of Prepayments to LIBOR Loans  If the application of any payment made in accordance with the provisions of this Section 2.4(b) would result in termination of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, Company may elect to have the amount of such prepayment not applied to such LIBOR Loan, but held by Administrative Agent in the Collateral Account, in each case to be applied as such amount would otherwise have been applied under this Section 2.4(b)(iv) as of the last day of the relevant Interest Period; provided that any interest earned on such amount shall be paid to Company (or as otherwise directed by Company) on the last day of the relevant Interest Period if no Event of Default has occurred and is then continuing. Notwithstanding the foregoing payment to the Collateral Account, the related LIBOR Loan shall remain outstanding for all purposes of this Agreement, including, without limitation, the accrual of interest and fees and the calculation of the Financial Covenants, until such time as such LIBOR Loan has been paid in full or converted or continued in accordance with the terms hereof.

(b)	General Provisions Regarding Payments

(i)
Manner and Time of Payment  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)
Application of Payments to Principal and Interest  Except as provided in Section 2.2(c), all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)
Apportionment of Payments  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees, prepayment premiums and Letter of Credit fees of such Lender, if any, when received by Administrative Agent pursuant to Sections 2.3, 2.4(b)(iii)(I) and 3.2, respectively. Notwithstanding the foregoing provisions of this Section 2.4(c)(iii), if, pursuant to the provisions of Section 2.6(c), any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)
Payments on Business Days  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)
Notation of Payment  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

(c)
Application of Proceeds of Collateral and Payments after Event of Default  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to ARTICLE VIII, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)
to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in Section 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with Sections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)
thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Hedge Agreement between a Loan Party and a Hedge Agreement Counterparty for the ratable benefit of the holders thereof (subject to the provisions of Section 2.4(c)(ii) hereof); and

(iii)	thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 16.2	Use of Proceeds

(a)
Term Loans  The proceeds of the Term Loans, together with the proceeds of the Equity Contribution, shall be applied by Company to fund the Closing Date Financing Requirements. The proceeds of New Term Loans shall be used for general corporate purposes of the Retail Business, which may include the financing of Permitted Acquisitions, capital expenditures and investments permitted hereunder.

(b)
Revolving Loans The proceeds of any Revolving Loans (including any New Revolving Loans) shall be applied by Company for working capital and other general corporate purposes of the Retail Business, which may include the financing of Permitted Acquisitions, capital expenditures and investments permitted hereunder.

(c)
Margin Regulations  No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

Section 16.3	Special Provisions Governing LIBOR Loans

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

(a)
Determination of Applicable Interest Rate  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

(b)
Inability to Determine Applicable Interest Rate  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “LIBOR”, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

(c)
Illegality or Impracticability of LIBOR Loans  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of Section 2.6(d), to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this Section 2.6(c) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

(d)
Compensation For Breakage or Non-Commencement of Interest Periods  Company shall compensate each Lender, upon written request by that Lender pursuant to Section 2.8, for all reasonable documented losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in Section 2.6(c)) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company or (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

(e)	Booking of LIBOR Loans Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

(f)
Assumptions Concerning Funding of LIBOR Loans  Calculation of all amounts payable to a Lender under this Section 2.6 and under Section 2.7(a) shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “LIBOR” in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

(g)
LIBOR Loans After Default  After the occurrence and during the continuation of a Potential Event of Default or an Event of Default and notification in writing to Company by Administrative Agent (acting upon the instructions of Requisite Lenders) that LIBOR is not available, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of Section 2.6(d), any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in Sections 4.1 and 4.2 cannot then be satisfied, to be rescinded by Company.

Section 16.4	Increased Costs; Taxes; Capital Adequacy

(a)
Compensation for Increased Costs  Subject to the provisions of Section 2.7(b) (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i)
subjects such Lender to any additional Tax of any kind whatsoever with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii)
imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of “LIBOR”); or

(iii)	imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount such Lender reasonably deems is material, of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in Section 2.8(a), such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Company shall not be required to compensate a Lender pursuant to this Section 2.7(a) for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

(b)	Taxes

(i)
Payments to Be Free and Clear  Any and all payments by or on account of any obligation of Company under this Agreement and the other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii)
Grossing-up of Payments  If Company or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(A)	Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(B)	Company shall timely pay any such Tax to the relevant Government Authority when such Tax is due, in accordance with applicable law;

(C)
unless such Tax is an Excluded Tax, the sum payable by Company shall be increased to the extent necessary to ensure that, after making the required deductions (including deductions applicable to additional sums payable under this Section 2.7(b)(ii)), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction been required or made; and

(D)
within 30 days after paying any sum from which it is required by law to make any such deduction, and within 30 days after the due date of payment of any Tax which it is required by clause (B) above to pay, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt or other document satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii)
Indemnification by Company  Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7(b)(iii)) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(iv)	Tax Status of Lenders Unless not legally entitled to do so:

(A)
any Lender, if requested by Company or Administrative Agent, shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B)
any Foreign Lender that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company and Administrative Agent, on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(C)
without limiting the generality of the foregoing, in the event that Company is resident for Tax purposes in the United States, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent, each in the reasonable exercise of its discretion), whichever of the following is applicable:

(1)	properly completed and duly executed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,

(2)	properly completed and duly executed copies of Internal Revenue Service Form W-8ECI,

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Internal Revenue Code, (A) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code) of Company or Holdings or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (B) properly completed and duly executed copies of Internal Revenue Service Form W-8BEN, and

(4)	properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in any Tax,

in each case together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(D)
without limiting the generality of the foregoing, in the event that Company is resident for Tax purposes in the United States, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter, as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion):

(1)
duly executed and properly completed copies of the forms and statements required to be provided by such Foreign Lender under clause (C) of Section 2.7(b)(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of the applicable Tax, and

(2)
duly executed and properly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with any information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(E)
without limiting the generality of the foregoing, in the event that Company is resident for tax purposes in the United States, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(F)
without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from or reduction of any Tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence;

provided that Company shall not be required to make any payments to Administrative Agent or any Lender (x) to gross-up any sum paid or payable by Company to Administrative Agent or any Lender pursuant to Section 2.7(b)(ii) or (y) to indemnify Administrative Agent or any Lender pursuant to Sections 2.7(b)(iii), in each case in respect of any such obligation arising more than nine months prior to the date on which Administrative Agent or the applicable Lender notifies Company of such obligation.

(c)
Capital Adequacy Adjustment  If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within 30 days after receipt by Company from such Lender of the statement referred to in Section 2.8(a), Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Company shall not be required to compensate a Lender pursuant to this Section 2.7(c) for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

Section 16.5	Statement of Lenders; Obligation of Lenders and Issuing Lender to Mitigate

(a)
Statements  Each Lender claiming compensation or reimbursement pursuant to Section 2.6(d), 2.7 or 2.8(b) shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)
Mitigation  Each Lender and Issuing Lender agrees that, as promptly as practicable after the Officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under Section 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to Section 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this Section 2.8(b) unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

Section 16.6	Defaulting Lenders

(a)
Utilization of Revolving Loan Commitments  During any Default Period with respect to a Defaulting Lender or any period during which there is a Potential Defaulting Lender, the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if there were no Funding Defaults.

(b)	Letters of Credit

(i)
If any Revolving Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is requested or is at the time outstanding, Issuing Lender (1) may by notice to Company and such Defaulting Lender or Potential Defaulting Lender through Administrative Agent, require Company to Cash Collateralize the obligations of Company to Issuing Lender in respect of such Letter of Credit in amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender, as the case may be, in respect thereof, or to make other arrangements satisfactory to Administrative Agent and Issuing Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender, and (2) will not be required to issue or amend, as applicable, such Letter of Credit unless Issuing Lender is satisfied that any exposure that would result therefrom is eliminated or fully covered, whether by Cash Collateralization or otherwise.

(ii)
Without limiting the foregoing, upon a Funding Default in respect of a Letter of Credit, Issuing Lender may by notice to Company and the Defaulting Lender through Administrative Agent, demand that Company pay to Administrative Agent for the account of Issuing Lender an amount equal to such Defaulting Lender’s LC Exposure, which amount shall be applied by Administrative Agent solely to reimburse Issuing Lender; provided that no such payment by Company shall be required if Company has previously Cash Collateralized such Defaulting Lender’s LC Exposure (it being understood and agreed that in such case Administrative Agent may apply all or any portion of such cash collateral to reimburse Issuing Lender); provided, further, that no such payment by Company shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents.

(c)
Default Waterfall  Any amount paid by Company for the account of a Defaulting Lender under this Agreement with respect to any outstanding Letter of Credit will not be paid or distributed to such Defaulting Lender, but will instead be retained by Administrative Agent in a segregated account until the end of the applicable Default Period and will be applied by Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to Issuing Lender under this Agreement, third to the payment of post-default interest and then current interest due and payable to Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed drawings under Letters of Credit then due and payable to Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of Company hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(d)
Voting  If any Lender becomes, and during the period it remains, a Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” under this Agreement, and the amount of such Defaulting Lender’s Commitments and Loans shall be excluded for purposes of voting, and the calculation of voting, on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such Default Period).

(e)
Cure  If Company, Administrative Agent and Issuing Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Company while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

(f)
Authorization to Draw  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, Issuing Lender is hereby authorized by Company (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through Administrative Agent, Notices of Borrowing pursuant to Section 2.1(b)(i) in such amounts and in such times as may be required to reimburse an unreimbursed drawing under any outstanding Letter of Credit or Cash Collateralize the obligations of Company in respect of outstanding Letters of Credit, in each case in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letters of Credit.

(g)
Remedies  No Commitment of any Non-Defaulting Lender shall be increased, decreased or otherwise affected, and except as otherwise expressly provided in this Agreement, performance by Company of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this Section 2.9. The rights and remedies against a Defaulting Lender or Potential Defaulting Lender under this Section 2.9 are in addition to any other rights and remedies that Company, Administrative Agent or any Lender may have against such Defaulting Lender or Potential Defaulting Lender, as the case may be.

Section 16.7	Replacement of a Lender

IF:

(a)	Company receives a statement of amounts due pursuant to Section 2.8(a) from a Lender;

(b)	a Lender is a Defaulting Lender;

(c)
a Lender (a “Non-Consenting Lender”) refuses to give timely consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected (and the consent of Requisite Lenders has been given with respect thereto); or

(d)	a Lender becomes an Affected Lender (any such Lender described in clauses (a) through (d), a “Subject Lender”);

THEN so long as (i) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to Section 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.1(b); provided that, prior to or concurrently with such replacement:

(A)
the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under Section 2.6(d), 2.7 and/or 2.8(b) (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents;

(B)	the processing fee required to be paid by Section 10.1(b)(i) shall have been paid to Administrative Agent;

(C)
all of the requirements for such assignment contained in Section 10.1(b), including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such Subject Lender) and other supporting documents, have been fulfilled; and

(D)
in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

Section 16.8	Incremental Facilities

(a)
Increased Facilities  Company may by written notice to Administrative Agent elect to request (1) prior to the Revolving Loan Commitment Termination Date, an increase to the existing Revolving Loan Commitments (any such increase, the “New Revolving Loan Commitments”) and/or (2) the establishment of new term loan commitments (the “New Term Loan Commitments”); provided that the Revolving Loan Commitments (including any New Revolving Loan Commitments) shall not exceed $22,000,000 and the aggregate principal amount of the New Term Loan Commitments shall not exceed $30,000,000. Each such notice shall specify (i) the date (each, an “Increased Amount Date”) on which Company proposes that the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent, (ii) the identity of each Lender or other Person that is an Eligible Assignee and acceptable to Administrative Agent (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable, and collectively “New Lenders”) to whom Company proposes any portion of such New Revolving Loan Commitments or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments or New Term Loan Commitments may elect to agree or to decline, in its sole discretion, to provide a New Revolving Loan Commitment or a New Term Loan Commitment and (iii) in the case of any such New Term Loans, the proposed use of the proceeds of such New Term Loans. Such New Revolving Loan Commitments or New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that (A) no Potential Event of Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments or New Term Loan Commitments, as applicable; (B) both before and after giving effect to the consummation of the New Term Loans and the transactions related thereto, each of the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of such Increased Amount Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition; (C) the Consolidated Leverage Ratio on such Increased Amount Date, determined on a Pro Forma Basis after giving effect to the consummation of the New Term Loans and the transactions related thereto, is less than the Permitted Ratio; (D) the New Revolving Loan Commitments or New Term Loan Commitments, as applicable, shall be effected pursuant to one or more joinder agreements in form and substance satisfactory to Administrative Agent (a “JoinderAgreement”) executed and delivered by Company, each other Loan Party, each applicable New Lender and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.7(b)(iv); (E) Company shall make any payments required pursuant to Section 2.7(b)(iv) in connection with the New Revolving Loan Commitments or New Term Loan Commitments, as applicable; and (F) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction.

(b)
Pro Rata Settlement of Revolving Loans  On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (ii) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c)
Funding of New Term Loans  On any Increased Amount Date on which any New Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment and (ii) each New Term Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

(d)
Notice to Lenders  Administrative Agent shall notify the Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof (i) the New Revolving Loan Commitments or the New Term Loan Commitments, as applicable, and (ii) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.11.

(e)
Other Terms  The terms and provisions of the New Term Loans and New Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans and shall be treated as Term Loans for all purposes hereunder and the other Loan Documents. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. In any event (i) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the Terms Loans, (ii) the New Term Loan Maturity Date shall be no earlier than the Term Loan Maturity Date and (iii) the rate of interest applicable to the New Term Loans shall be determined by Company and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that in the event that interest rate margins for the New Term Loans are higher than the corresponding interest rate margins for the existing Loans (on a yield basis including any offered original issue discount) then the interest rate margins for the existing Loans shall be increased to match the yield on the New Term Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provision of this Section 2.11.

(f)	Supersession This Section 2.11 shall supersede any provisions in Section 10.5 or Section 10.6 to the contrary.

ARTICLE XVII
LETTERS OF CREDIT

Section 17.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein

(a)
Letters of Credit  Company may request, in accordance with the provisions of this Section 3.1, from time to time during the period from the Closing Date up to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that Issuing Lender issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this Section 3.1; provided that Company shall not request that Issuing Lender issue (and Issuing Lender shall not issue):

(i)	any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitment Amount then in effect;

(ii)	any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000;

(iii)
any Standby Letter of Credit having an expiration date later than the earlier of (A) five days prior to the Revolving Loan Commitment Termination Date and (B) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (B) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender may elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with Section 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv)
any Standby Letter of Credit issued for the purpose of supporting (A) trade payables or (B) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)
any Commercial Letter of Credit having an expiration date (A) later than the earlier of (1) the date which is five days prior to the Revolving Loan Commitment Termination Date and (2) the date which is one year from the date of issuance of such Commercial Letter of Credit or (B) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion;

(vi)	any Letter of Credit denominated in a currency other than US Dollars;

(vii)	any Letter of Credit if the amount available to be drawn thereunder is less than $50,000; or

(viii)	any Letter of Credit if, after giving effect to such issuance, more than ten Letters of Credit would then be outstanding.

(b)	Mechanics of Issuance

(i)
Request for Issuance  Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 2:00 P.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. In furtherance of the provisions of Section 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lender may rely and act upon any such Request for Issuance without receiving an original signed copy thereof. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 11:00 A.M. (in the time zone of such office of Issuing Lender) on such Business Day.

Company shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true, correct and complete as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii)
Determination of Issuing Lender  Upon receipt by Administrative Agent of a Request for Issuance pursuant to Section 3.1(b)(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance. Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company, Administrative Agent and the Revolving Lenders by telefacsimile, whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be Issuing Lender with respect thereto. In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit or shall not have responded to such request promptly, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans, may exceed Administrative Agent’s Revolving Loan Commitment then in effect.

(iii)
Issuance of Letter of Credit  Upon satisfaction or waiver (in accordance with Section 10.6) of the conditions set forth in Section 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender’s standard operating procedures.

(iv)
Notification to Revolving Lenders Upon the issuance of or amendment to any Standby Letter of Credit Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender’s respective participation in such Standby Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment. In the case of Commercial Letters of Credit, in the event that Issuing Lender is other than Administrative Agent, such Issuing Lender will send by facsimile transmission to Administrative Agent, promptly upon the first Business Day of each week, a report of its daily aggregate maximum amount available for drawing under Commercial Letters of Credit for the previous week. Upon receipt of such report, Administrative Agent shall notify each Revolving Lender in writing of the contents thereof.

(c)
Revolving Lenders’ Purchase of Participations in Letters of Credit  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

Section 17.2	Letter of Credit Fees

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(a)
With respect to each Letter of Credit, (i) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (ii) a Letter of Credit fee, payable to Administrative Agent for the account of Revolving Lenders in accordance with their Pro Rata Shares, equal to a per annum rate of 6.75% multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or Letter of Credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; provided that, without prejudice to the rights of the Revolving Lenders other than Defaulting Lenders in respect of such Letter of Credit fee, the LC Exposure of any such Defaulting Lender shall be excluded for purposes of calculating the fee payable to Revolving Lenders pursuant to clause (ii) of this Section 3.2(a) in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such fee in respect of such Default Period; and

(b)
With respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (a) of this Section 3.2, documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (a) of this Section 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

Section 17.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit

(a)
Responsibility of Issuing Lender With Respect to Drawings In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

(b)
Reimbursement by Company of Amounts Paid Under Letters of Credit In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars or, at the option of Issuing Lender, in the case of a Letter of Credit denominated in a currency other than Dollars, in such other currency and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 12:00 Noon (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) without requirement of satisfaction or waiver of the conditions specified in Section 4.2(b), Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 3.3(b) shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this Section 3.3(b).

(c)	Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit

(i)
Payment by Revolving Lenders  In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in Section 3.3(b) in an amount equal to the amount of any payment by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share. Each Revolving Lender (other than Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to Issuing Lender in Dollars, in same day funds, at the office of Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent. In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this Section 3.3(c), Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this Section 3.3(c) shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from Issuing Lender any amounts made available to Issuing Lender pursuant to this Section 3.3(c) in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of Issuing Lender.

(ii)
Distribution to Lenders of Reimbursements Received From Company  In the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to Section 3.3(c)(i) for all or any portion of any payment by Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or Issuing Lender thereafter receives any payments from Company in reimbursement of payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under Section 3.3(c)(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company. Any such distribution shall be made to a Revolving Lender at the account specified in Section 2.4(c)(iii).

(d)	Interest on Amounts Paid Under Letters of Credit

(i)
Payment of Interest by Company Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by Issuing Lender, interest on the amount paid by Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3(b)) at a rate equal to (A) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (B) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this Section 3.3(d)(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)
Distribution of Interest Payments by Administrative Agent Promptly upon receipt by Administrative Agent of any payment of interest pursuant to Section 3.3(d)(i) with respect to a payment under a Letter of Credit, (A) Administrative Agent shall distribute to (1) each Revolving Lender (including Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to Section 3.3(b)), the amount that such Revolving Lender would have been entitled to receive in respect of the Letter of Credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to Section 3.2 if no drawing had been honored under such Letter of Credit and (2) Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (1) and (B) in the event Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to Section 3.3(c)(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including Issuing Lender) that has paid all amounts payable by it under Section 3.3(c)(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at the account specified in Section 2.4(c)(iii).

Section 17.4	Obligations Absolute

The obligation of Company to reimburse Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to Section 3.3(b) and the obligations of Revolving Lenders under Section 3.3(c)(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(a)	any lack of validity or enforceability of any Letter of Credit;

(b)
the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(c)
any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)	payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(e)	any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

(f)	any breach of this Agreement or any other Loan Document by any party thereto;

(g)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(h)	the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence, bad faith or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

Section 17.5	Nature of Issuing Lenders’ Duties

(a)
As between Company and Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (v) errors in interpretation of technical terms, (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

(b)
In furtherance and extension and not in limitation of the specific provisions set forth in Section 3.5(a), any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Company.

(c)
Notwithstanding anything to the contrary contained in this Section 3.5, Company shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

ARTICLE XVIII
CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 18.1	Conditions to Initial Loans

The obligations of Lenders to make the Term Loans and initial Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in Section 4.2, subject to prior or concurrent satisfaction of each of the following conditions:

(a)
Loan Party Documents On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i)
Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar Officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and each other state in which such Person is qualified to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

(ii)
Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar Officer of such Person as being in full force and effect without modification or amendment;

(iii)	Signature and incumbency certificates of the Officers of such Person executing the Loan Documents to which it is a party;

(iv)	Executed originals of the Loan Documents to which such Person is a party (including the Subsidiary Guaranty executed and delivered by each Subsidiary of Company); and

(v)	Such other documents as Administrative Agent may reasonably request.

(b)	Fees Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in Section 2.3.

(c)
Corporate and Capital Structure; Ownership The corporate organizational structure, capital structure and ownership of Holdings and its Subsidiaries before and after the Recapitalization shall be as set forth on Schedule 5.1 annexed hereto.

(d)
Representations and Warranties Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that (i) the representations made by Company and Seller in the Recapitalization Agreement, except to the extent any breach of such representations shall not give any Loan Party the right to terminate any Loan Party’s obligations under the Recapitalization Agreement, and (ii) each of the representations and warranties in ARTICLE V (other than Sections 5.1(c), 5.1(d), 5.2(c), 5.3, 5.4, 5.5, 5.6, 5.7, 5.9, 5.10, 5.11, 5.12, 5.13, 5.15, 5.16, 5.18, 5.19 and 5.20), in each case are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date).

(e)
Financial Statements; Pro Forma Financial Statements On or before the Closing Date, Company shall have delivered to Administrative Agent on behalf of the Lenders (i) audited consolidated financial statements of Company and its Subsidiaries for Fiscal Years 2007 and 2008, consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) carveout pro forma financial statements for the Retail Business for Fiscal Year 2008 in a form reasonably satisfactory to Arrangers, (iii) unaudited consolidated financial statements for the Retail Business for the most recently ended 12-month period for which financial statements are available, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the 3-month period ending on such date, all in reasonable detail and certified by an authorized officer that they fairly present the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (iv) pro forma consolidated balance sheets of Company and its Subsidiaries as at the Closing Date, reflecting the consummation of the Recapitalization, the related financings and the other transactions contemplated by the Transaction Documents (including the Wholesale Contributions), which pro forma financial statements shall be in form reasonably satisfactory to Administrative Agent, and (v) a business plan and projected financial statements (including balance sheets and income and cash flow statements) for the Retail Business for the period from the Closing Date through Fiscal Year 2013, including forecasted consolidated statements of income of Company and the Subsidiary Guarantors on a quarterly basis for Fiscal Years 2009 and 2010 and on an annual basis for each Fiscal Year thereafter during such period, together with an explanation of the assumptions on which such forecasts are based.

(f)
Opinions of Counsel to Loan Parties  Administrative Agent shall have received on behalf of the Secured Parties an originally executed copies of a favorable written opinion of Kirkland & Ellis LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and substantially in the form of Exhibit VII annexed hereto (this Agreement constituting a written request by Holdings to such counsel to deliver such opinions to Lenders).

(g)
Solvency Assurances On the Closing Date, Administrative Agent shall have received an Officer’s Certificate of Holdings dated the Closing Date, substantially in the form of Exhibit IX annexed hereto certifying that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Loan Parties on a consolidated basis will be Solvent.

(h)
Evidence of Insurance  Administrative Agent shall have received a certificate from Loan Parties’ insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 6.4 is in full force and effect and that Administrative Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder to the extent required under Section 6.4.

(i)
Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  All of the conditions to the closing of the transactions contemplated by the Recapitalization Agreement relating to Governmental Authorizations and consents of other Persons set forth in the Recapitalization Agreement shall have been satisfied in all material respects (subject to any waiver of such obligations under the Recapitalization Agreement, other than any such waiver which has or could reasonably be expected to have a Material Adverse Effect). Notwithstanding the foregoing, all the consents, approvals, waivers and notices set forth on Section 8.2(i) of the Grande Disclosure Schedules attached to the Recapitalization Agreement shall be in full force and effect in each case to the extent contemplated by the terms of the Recapitalization Agreement.

(j)
Environmental Reports Administrative Agent shall have received copies of all environmental reports and assessments relating to Real Property Assets prepared for Holdings in connection with the Recapitalization and/or delivered to Holdings under the Recapitalization Agreement.

(k)
Security Interests in Personal and Mixed Property  Administrative Agent shall have received evidence reasonably satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii), (iv) and (v) below) that may be necessary, or in the reasonable opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the United States in the entire personal and mixed property Collateral. Such actions shall include the following:

(i)
Stock Certificates and Instruments Delivery to Administrative Agent of (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise in form and substance reasonably satisfactory to Administrative Agent) representing all Capital Stock pledged pursuant to the Pledge and Security Agreement and (B) all promissory notes or other instruments with an individual value in excess of $150,000 (duly endorsed, where appropriate, in a manner reasonably satisfactory to Administrative Agent) evidencing any Collateral;

(ii)
Lien Searches and UCC Termination Statements Delivery to Administrative Agent of (A) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and Tax Lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search and (B) duly completed UCC termination statements, and authorization of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(iii)
UCC Financing Statements and Fixture Filings Delivery to Administrative Agent of duly completed UCC financing statements and, where appropriate, fixture filings with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents;

(iv)
IP Filings  Delivery to Administrative Agent of documents or instruments required to be filed with any IP Filing Office and reasonably requested by Administrative Agent in order to create or perfect Liens in respect of any IP Collateral in the United States, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in the United States as may be necessary to terminate any effective filings in any IP Filing Office in respect of any IP Collateral (other than any such filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

(v)
Control Agreements  Delivery to Administrative Agent of Control Agreements with financial institutions and other Persons in order to perfect Liens in respect of Deposit Accounts, Securities Accounts and other Collateral pursuant to the Collateral Documents; provided that to the extent any such Control Agreement is not provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the delivery of such Control Agreement shall not constitute a condition precedent to the availability of the Commitments, but shall be required to be delivered within 30 days following the Closing Date (or such other time period as reasonably agreed by Collateral Agent), it being understood that the applicable opinions referred to in Section 4.1(f) will be delivered on each date on which any such Control Agreement is provided; and

(vi)
Opinions of Local Counsel  Delivery to Administrative Agent of an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) under the laws of each jurisdiction in which any Loan Party or any personal or mixed property Collateral is located with respect to the creation and perfection of the security interests in favor of Administrative Agent in such Collateral and such other matters governed by the laws of such jurisdiction regarding such security interests as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

Failure to take any additional actions, execute and deliver any additional agreements, documents or instruments, or make any additional filings or recordings (in each case other than as described above in this Section 4.1(k)) that may be necessary, or in the reasonable opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority security interest in the United States in the entire personal and mixed property Collateral on or before the Closing Date shall not constitute a condition precedent to the availability of the Commitments, but shall be required to be delivered within 30 days following the Closing Date (or such other time period as reasonably agreed by Collateral Agent), it being understood that the applicable opinions referred to in Section 4.1(f) will be delivered in connection therewith.

(l)	Closing Date Mortgages; Landlord Consents and Estoppels; Etc. Administrative Agent shall have received from each applicable Loan Party:

(i)
Closing Date Mortgages Fully executed and notarized Mortgages (each a “Closing Date Mortgage” and, collectively, the “Closing Date Mortgages”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Owned Real Property (each a “Closing Date Mortgaged Property” and, collectively, the “Closing Date Mortgaged Properties”);

(ii)
Opinions of Local Counsel An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Closing Date Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)
Landlord Consents and Estoppels  A Landlord Consent and Estoppel with respect to each Material Leased Real Property; provided that to the extent a Landlord Consent and Estoppel with respect to any such Material Leased Real Property is not provided on or before the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so, the delivery of such Landlord Consent and Estoppel shall not constitute a condition precedent to the availability of the Commitments;

(iv)
Title Insurance (A) TLTA (Texas Land Title Association) mortgagee title insurance policies or unconditional commitments therefor (the “Closing Date Mortgage Policies”) issued by the Title Company with respect to each of the Closing Date Mortgaged Properties, in such amount as Administrative Agent reasonably determines to be the value of any particular Closing Date Mortgaged Property, insuring fee simple title or a valid leasehold interest to each such Closing Date Mortgaged Property, as the case may be, vested in such Loan Party and assuring Administrative Agent that the applicable Closing Date Mortgages create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject to Permitted Encumbrances, which Closing Date Mortgage Policies (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (B) evidence reasonably satisfactory to Administrative Agent that such Loan Party has (x) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Closing Date Mortgage Policies and (y) paid to the Title Company or to the appropriate Government Authorities all expenses and premiums of the Title Company in connection with the issuance of the Closing Date Mortgage Policies and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Closing Date Mortgages in the appropriate real estate records;

(v)	Intentionally omitted;

(vi)	Copies of Documents Relating to Title Exceptions Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Closing Date Mortgage Policies; and

(vii)
Matters Relating to Flood Hazard Properties (A) Evidence, which may be in the form of a Standard Flood Hazard Determination Form or a letter from an insurance broker or a municipal engineer, as to whether (1) any Closing Date Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (B) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (C) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System.

(m)
Closing Date Indebtedness  Administrative Agent shall have received (i) an Officer’s Certificate from each Loan Party stating that following the Recapitalization, the Loan Parties shall not be obligors with respect to any Indebtedness or Contingent Obligations outstanding except for Indebtedness and Contingent Obligations permitted under Sections 7.1 and 7.4, respectively, and (ii) all pay off letters, documents or instruments reasonably necessary to release all Liens securing Indebtedness or other obligations of the Loan Parties required to be released as of the Closing Date.

(n)
Equity Contribution On or before the Closing Date, Administrative Agent shall have received reasonably satisfactory evidence that the Equity Contribution has been made, the proceeds of which shall be applied in accordance with the sources and uses for the Transactions as set forth in the Funds Flow Memorandum.

(o)
Related Agreements  On the Closing Date, Administrative Agent shall have received final copies (by email) of each Related Agreement and each Related Agreement shall be in form and substance satisfactory to Administrative Agent and Requisite Lenders and in full force and effect and no provision thereof shall have been modified or waived in any material respect in a manner materially adverse to the Lenders, in each case without the written consent of Administrative Agent and Requisite Lenders (such consent not to be unreasonably withheld or delayed); such consent to be deemed granted as to the final form of such Related Agreements upon the initial funding of the Loans on the Closing Date.1

__________________________________

1	It is understood and agreed that the final drafts of the Related Agreements posted on IntraLinks prior to the signing of the Commitment Letter shall be deemed satisfactory.

(p)	Consummation of Recapitalization

(i)
The Recapitalization shall be consummated concurrently with the making of the initial Loans hereunder in accordance in all material respects with the terms of the Recapitalization Agreement, as it may be amended, modified or waived in a manner not materially adverse to the Lenders, unless Administrative Agent has consented to such amendment, modification or waiver (such consent not to be unreasonably withheld or delayed); and

(ii)
Administrative Agent shall have received an Officer’s Certificate of Sponsor, Seller, Holdings and Company setting forth the sources and uses of funds for the Closing Date transactions and stating that such Persons will proceed to consummate the Recapitalization immediately upon the making of the initial Loans.

(q)
Closing Date Officer’s Certificate  Administrative Agent shall have received a certificate of the Chief Financial Officer of Company, together with appropriate financial statements of the Loan Parties and the Retail Business, demonstrating and certifying that (i) there is at least $15,000,000 of unrestricted cash on hand on the balance sheet of Company and its Subsidiaries after giving effect to the Transactions, (ii) the ratio of (1) the Retail Business’s pro forma total funded debt as of the Closing Date (including all obligations of the Loan Parties with respect to Capital Leases and Letters of Credit) to (2) Consolidated EBITDA for the most recent four-Fiscal Quarter period ending more than 45 days prior to the Closing Date (calculated on a Pro Forma Basis to reflect the consummation of the Wholesale Contributions and otherwise reasonably acceptable to Arrangers) is no more than 2.9:1.0, and (iii) the number of Active Customers (as defined in and determined pursuant to the Recapitalization Agreement) is no less than 96,500.

(r)
Total Utilization of Revolving Loan Commitments  The aggregate principal amount of all Revolving Loans made on the Closing Date shall not exceed $1,000,000 and the Letter of Credit Usage on the Closing Date, after giving effect to the Financing Transactions, shall not exceed $3,500,000.

(s)
Material Adverse Effect  Since December 31, 2008, there shall have been no event, circumstance, occurrence or change which has had, or is reasonably likely to have, individually or in the aggregate, a “Grande Material Adverse Effect” (as defined in the Recapitalization Agreement).

(t)
Required Documentation  Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 18.2	Conditions to All Loans

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

(a)
Administrative Agent shall have received before that Funding Date, in accordance with the provisions of Section 2.1(b), a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

(b)	As of that Funding Date:

(i)
the representations and warranties contained herein and in the other Loan Documents (other than on the Closing Date) shall be true and correct in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(ii)
No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default; and

(iii)
Administrative Agent shall have received a certificate of the chief financial officer of Company dated as of the Funding Date certifying that the Consolidated Leverage Ratio as of such date, determined on a Pro Forma Basis after giving effect to the requested Loan and the application of the proceeds thereof, does not exceed the Maximum Leverage Ratio in effect as of that Funding Date.

Section 18.3	Conditions to Letters of Credit

The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

(a)	On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the Term Loans and the initial Revolving Loans shall have been made;

(b)
On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of Section 3.1(b)(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in Section 3.1(b) and such other documents or information as Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit; and

(c)
On the date of issuance of such Letter of Credit, all conditions precedent described in Section 4.2(b) shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

ARTICLE XIX
REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, each Loan Party, jointly and severally, represents and warrants to each Lender:

  Section 19.1        Organization, Powers, Qualification, Good Standing, Business and Subsidiaries

(a)
Organization and Powers Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation as specified in Schedule 5.1 annexed hereto (to the extent such concept is applicable in the relevant jurisdiction). Each Loan Party has all requisite power and authority own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the Transactions.

(b)
Qualification and Good Standing Each Loan Party is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or conduct of its business requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(c)	Conduct of Business Holdings has no other assets other than the Capital Stock of Company. The Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to Section 7.11.

(d)
Subsidiaries As of the Closing Date, (i) all of the Subsidiaries of Holdings and their jurisdictions of incorporation, organization or formation are identified in Schedule 5.1; (ii) the Capital Stock of each of Holdings and its Subsidiaries identified in Schedule 5.1 is duly authorized, validly issued, fully paid and non-assessable and none of such Capital Stock constitutes Margin Stock and (iii) Schedule 5.1 correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein. As of the Closing Date, each of the Subsidiaries of Holdings identified in Schedule 5.1 is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification (to the extent such concept is applicable in the relevant jurisdiction) necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.

Section 19.2	Authorization of Transactions

(a)
Authorization of Transactions The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

(b)
No Conflict The execution, delivery and performance by each Loan Party of the Transaction Documents to which it is a party and the consummation of the Transactions do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Loan Party or any of its Subsidiaries, the Organizational Documents of such Loan Party or any of its Subsidiaries or any order, judgment, decree or order of any court or other Government Authority binding on such Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of such Loan Party or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party or any of its Subsidiaries (other than any Liens created or permitted under any of the Loan Documents), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and, in each case, to the extent such violation, conflict, breach, default, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

(c)
Governmental Consents  The execution, delivery and performance by each applicable Loan Party of the Transaction Documents to which it is a party and the consummation of the Transactions do not and will not require any Governmental Authorization except for (i) such approvals which have been obtained and are in full force and effect, (ii) with respect to the Recapitalization, such approvals as may lawfully be obtained after consummation of the Recapitalization, provided that such approvals are obtained as promptly as practicable after the Closing Date but in any event within the time period required by applicable laws, (iii) approvals with respect to any Wholesale Contribution, provided that such approvals must be obtained prior and as a condition to the consummation of such Wholesale Contribution or, to the extent that such approvals may be lawfully obtained after consummation of the Wholesale Contribution, as promptly as practicable after the consummation of such Wholesale Contribution but in any event within the time period required by applicable law, (iv) filings in connection with the Liens created by or pursuant to the Loan Documents, and (v) filings which customarily are required in connection with the exercise of remedies in respect of the Collateral.

(d)
Binding Obligation Each of the Transaction Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 19.3	Financial Condition

Company has heretofore delivered to Administrative Agent, on behalf of the Lenders, the financial statements and information set forth in Section 4.1(e). All such statements other than pro forma financial statements were prepared in conformity with GAAP, except as otherwise expressly noted therein, and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures. As of the Closing Date, neither Company nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and that, in any such case, is material in relation to the Retail Business, operations, properties, assets or financial condition of Company or any of its Subsidiaries other than (a) liabilities arising in the ordinary course of business since the date of such financial statements or (b) liabilities that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 19.4	No Material Adverse Change; No Restricted Junior Payments

Since December 31, 2008, no event, change, development, condition or circumstance has occurred which, individually or in the aggregate (with any other events, changes, developments, conditions or circumstances), has had or could reasonably be expected to have a Material Adverse Effect. On the Closing Date, none of Holdings, Company or any of their respective Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by Section 7.5.

Section 19.5	Title to Properties; Liens; Real Property Assets; Intellectual Property

(a)
Title to Properties; Liens  Company or one of its Subsidiaries, as applicable, has (i) good and marketable legal title to (in the case of the Owned Real Property), (ii) valid leasehold interests in or licenses or other rights to use (in the case of the Leased Real Property or personal property) or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Section 5.3 or in the most recent financial statements delivered pursuant to Section 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.7. All such properties and assets are free and clear of Liens, except (i) for the Permitted Encumbrances and (ii) as otherwise permitted by this Agreement.

(b)
Owned Real Property Schedule 5.5(b) annexed hereto contains a true, accurate and complete list of all Owned Real Property. With respect to each Owned Real Property, except as set forth on Schedule 5.5(b) annexed hereto, neither Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property.

(c)
Leased Real Property Schedule 5.5(c) sets forth the address of each Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property. All Leases are valid and in full force and effect in accordance with their respective terms, and there is not, under any of the Leases, any existing default or event which with notice or lapse of time or both would become a default that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)
Intellectual Property Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property by any Loan Party or the validity or effectiveness of any such Intellectual Property, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Company, the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal, state and foreign registrations of and applications for Intellectual Property are identified on Schedule 5.5(d) annexed hereto.

Section 19.6	Litigation; Adverse Facts

Except as disclosed on Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 19.7	Payment of Taxes

Except to the extent permitted by Section 6.3, all federal or other material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all federal or other material Taxes shown on such Tax returns to be due and payable and all material assessments, fees and other governmental charges upon such Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable and all material assessments, fees and other governmental charges upon each Loan Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, in each case, other than taxes, assessments and other governmental charges which are being contested in good faith and by appropriate proceedings. Company knows of no proposed tax assessment against any Loan Party or its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 19.8	Federal Regulations

(a)
Federal Power Act; Etc. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or, to the knowledge of Company, under any other federal or state statute or regulation which would limit its ability to incur Indebtedness or which would otherwise render all or any of the Obligations unenforceable.

(b)
Terrorism Laws  Neither the making of the Loans to, or issuance of Letters of Credit on behalf of, Company nor the Loan Parties’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Holdings nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Holdings, Company and their respective Subsidiaries and Affiliates are in compliance, in all material respects, with the USA Patriot Act.

(c)
Anti-Money Laundering Laws  Neither the Loan Parties nor any of their respective Subsidiaries nor, to Company’s knowledge, any holder of a direct or indirect interest in Holdings or any of its Subsidiaries (i) is under investigation by any Government Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the Bank Secrecy Act, 31 U.S.C. §§5311 et. seq. (all of the foregoing, collectively, the “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d)
Federal Reserve Regulations  No part of the proceeds of any Loans will be used for “buying” or “carrying” any Margin Stock or for any purpose which violates the provisions of the Regulations of the Federal Reserve Board. Following the application of the proceeds of Loans, not more than 25% of the value of the assets of the Loan Parties (on a consolidated basis) will be invested in Margin Stock.

Section 19.9	ERISA

(a)
Other than the National Rural Electric Cooperative Association Retirement and Security Program, a multiple employer Employee Plan with respect to which participation and benefit accruals of employees of Company are frozen but with respect to which Company could have a termination liability obligation and ongoing funding obligations (which obligations could not reasonably be expected to have a Material Adverse Effect), no Loan Party or, except as could not reasonably be expected to have a Material Adverse Effect, ERISA Affiliate, has during the past six years maintained, contributed to or had an obligation to contribute to any Employee Plan or Multiemployer Plan or has any present intention to do so.

(b)
Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred or would be reasonably expected to incur any liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA.

(c)
Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Plan complies in form and operation with ERISA, the Internal Revenue Code and all other applicable laws and regulations.

(d)
Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified.

(e)
Except as would not reasonably be expected to have a Material Adverse Effect, the present value of the "benefit liabilities" (within the meaning of Section 4001(a)(16) of ERISA) of each Employee Plan subject to Title IV of ERISA (using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan) do not exceed the fair market value of the assets of each such Employee Plan.

(f)
There is no litigation, arbitration, administrative proceeding or claim pending or (to the knowledge of each Loan Party and ERISA Affiliate) threatened against or with respect to any Employee Plan (other than routine claims for benefits) which has or, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(g)
Except as would not reasonably be expected to have a Material Adverse Effect, Loan Party and each ERISA Affiliate has made all material contributions to each Employee Plan and Multiemployer Plan required by law within the applicable time limits prescribed by law, the terms of that plan and any contract or agreement requiring contributions to that plan.

(h)
Except as would not reasonably be expected to have a Material Adverse Effect: no Loan Party or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

(i)
Except to the extent required under Section 4980B of the Internal Revenue Code or as would not reasonably be expected to have a Material Adverse Effect, no Employee Welfare Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party.

(j)	Except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred or could reasonably be expected to incur any liability to the PBGC.

(k)	Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably likely to occur.

Section 19.10	Certain Fees

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

Section 19.11	Environmental Protection

Except as set forth in Schedule 5.11 annexed hereto:

(a)
to Company’s knowledge, no Loan Party or any of their respective Real Property Assets or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (i) any Environmental Law, (ii) any Environmental Claim or (iii) any Hazardous Materials Activity, in each case of clauses (i) to (iii) above that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(b)
no Loan Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law, the subject matter of which has had or could reasonably be expected to have a Material Adverse Effect;

(c)
to Company’s knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(d)
to Company’s knowledge, each Loan Party has complied and is in compliance with all Environmental Laws, except for such noncompliance which could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect; and

(e)
to Company’s knowledge, none of the Loan Parties’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

This Section 5.11 contains the sole and exclusive representations and warranties of the Loan Parties with respect to any environmental, health, or safety matters, including any arising under Environmental Laws or with respect to any Environmental Claims or Hazardous Materials Activities.

Section 19.12	Employee Matters

There is no strike or work stoppage in existence or, to the knowledge of Holdings, threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

Section 19.13	Solvency

Immediately after giving effect to the Transactions, the Loan Parties, taken as a whole and on a consolidated basis, are Solvent.

Section 19.14	Matters Relating to Collateral

(a)
Governmental Authorizations  No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents, except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of Securities, and except for laws and requirements addressing the transfer of control of Governmental Authorizations.

(b)
Absence of Third-Party Filings Except such as may have been filed in favor of Administrative Agent as contemplated by the Collateral Documents, or to evidence permitted lease obligations and other Liens permitted pursuant to Section 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing creating a Lien in all or any part of the IP Collateral for which a release has not been recorded is on file in any IP Filing Office.

(c)
Information Regarding Collateral All information supplied to Administrative Agent by or on behalf of any Loan Party in writing with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects on the Closing Date.

(d)	Company Capital Stock All Capital Stock issued by Company is represented by a certificate and is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC.

Section 19.15	Insurance

Loan Parties maintain insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any Properties owned, occupied or controlled by them.

Section 19.16	Common Enterprise

Each Loan Party expects to derive benefit, directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to Company hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement, any other Loan Documents and any Related Agreements to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 19.17	First Priority Security Interest

This Agreement and the other Loan Documents, when executed and delivered and, upon the making of the initial Loans hereunder, will create and grant to Administrative Agent for the benefit of Secured Parties (upon (i) the filing of the appropriate UCC-1 financing statements with the filing offices listed on Schedule 5.17, (ii) the filing of a copyright security agreement with the U.S. Copyright Office, within 30 days of the Closing Date, (iii) the filing of a trademark security agreement with the U.S. Patent and Trademark Office within 90 days of the Closing Date, and (iv) the delivery of the pledged Securities with (in the case of pledged Securities comprising Capital Stock) appropriate stock powers to Administrative Agent and Administrative Agent taking possession or control of such pledged Securities) valid and First Priority perfected security interests in the United States in the Collateral (in each case to the extent security interests can be perfected in the applicable Collateral by the taking of such actions and subject only to Permitted Encumbrances and other Liens permitted under Section 7.2(a)) including in the pledged Securities, if and to the extent perfection may be achieved by the foregoing filings; provided, however, that additional filings may be required in the applicable IP Filing Office to perfect the security interest in IP Collateral acquired after the Closing Date.

Section 19.18	No Default.

No Event of Default or Potential Event of Default has occurred and is continuing.

Section 19.19	Material Contracts

No Loan Party is in breach or violation of any of the terms, conditions or provisions of any Material Contracts, except for such breaches and violations thereof as in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

Section 19.20	Disclosure

No representation or warranty of any Loan Party contained in the Confidential Information Memorandum or in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of such Loan Party for use in connection with the transactions contemplated by this Agreement (excluding projections, pro forma financial information and information of a general economic nature), contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, taken as a whole, not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such difference may be material.

ARTICLE XX
AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees, jointly and severally, that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, Cash Collateralization or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, it shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this ARTICLE VI.

Section 20.1	Financial Statements and Other Reports

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, it being understood and agreed that all of the financial information required to be delivered under this Section 6.1 for any period during which Company or any its Subsidiaries owns any Wholesale Business shall be prepared and reported on a separate basis for the Retail Business and the Wholesale Businesses. Company will deliver to Administrative Agent for distribution to Lenders:

(a)
Events of Default, Etc. promptly upon any Officer of a Loan Party obtaining knowledge (i) of any condition or event that constitutes an Event of Default or Potential Event of Default, (ii) that any Person has given any notice to any Loan Party or taken any other material action against any Loan Party or their respective assets with respect to a claimed default or event or condition of the type referred to in Section 8.2 or (iii) of the occurrence of any event or change that caused or evidences either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action the Loan Parties have taken, are taking and propose to take with respect thereto;

(b)
Quarterly Financials as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal period and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year (it being understood that for the first full Fiscal Year following the Closing Date, such comparisons shall be with respect to figures set forth in the allocation model prepared by Holdings and delivered to the Lenders prior to the Closing Date), to the extent prepared for such fiscal period, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(c)
Year-End Financials as soon as available and in any event within 120 days after the end of each Fiscal Year, (i) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (ii) a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (iii) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit or going concern, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that, notwithstanding anything to the contrary set forth in this Section 6.1, in the event that there is a reasonable expectation that the Wholesale Spinoff will be consummated prior to delivery of the Fiscal Year 2009 financial statements and reports required to be delivered pursuant to this Section 6.1(c), Company may deliver to Administrative Agent, for distribution to Lenders, such financial statements and reports prepared and reported on a separate basis for the Retail Business rather than on a consolidated basis for Company and its Subsidiaries;

(d)
Compliance Certificate together with each delivery of quarterly and annual financial statements pursuant to paragraphs (b) and (c) above, (i) an Officer’s Certificate of Company (1) stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto and (2) setting forth the number of basic video, high speed data and telephone subscribers of the Retail Business as of the cutoff day for billing for the accounting period covered by such financial statements, compiled in a manner consistent with the reporting of such information to the Governing Body of Company, and (ii) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in ARTICLE VII (including a description of any Consolidated Capital Expenditures categorized under clause (b) of the definition of “Adjusted Capital Expenditures”), in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

(e)
Reconciliation Statements  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Section 5.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to paragraphs (b), (c) or (g) of this Section 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such paragraphs had no such change in accounting principles and policies been made and such change affects the calculation of the Financial Covenants, then (i) together within 30 days of the first delivery of financial statements pursuant to paragraph (b), (c) or (g) of this Section 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for the current Fiscal Year to the effective date of such change, in each case prepared on a pro forma basis as if such change had been in effect during such periods and (ii)  within 30 days of each delivery of financial statements pursuant to paragraphs (b), (c) or (g) of this Section 6.1 following such change, if required pursuant to Section 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the Financial Covenants) which would have resulted if such financial statements had been prepared without giving effect to such change;

(f)
Accountants’ Reports promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all final reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

(g)
SEC Filings and Press Releases promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or Company to its Securities holders generally or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or Company with any securities exchange or with the Securities and Exchange Commission or any Government Authority or private regulatory authority;

(h)
Litigation or Other Proceedings promptly upon any Officer of any Loan Party obtaining knowledge of (i) the institution or threat of any Proceeding against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (ii) any material development in any Proceeding that, in any case:

(A)	if adversely determined, could reasonably be expected to have a Material Adverse Effect; or

(B)	seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(i)	ERISA

(A)
promptly upon a request by Administrative Agent or a Lender, copies of (i) Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan to the extent provided to a Loan Party by such Employee Plan upon request, and (ii) such other documents or governmental reports or filings relating to any Employee Plan as Administrative Agent shall reasonably request to the extent provided to a Loan Party by such Employee Plan upon request;

(B)
within seven days after it or any ERISA Affiliate becomes aware that any ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred or is forthcoming, a statement signed by an Officer, director or other authorized signatory of a Loan Party or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event;

(C)
within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, to the extent provided to a Loan Party by such Employee Plan upon request, copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan;

(D)
within seven days after it or any ERISA Affiliate becomes aware of any event or circumstance which would reasonably be expected to constitute grounds for the termination of (or the appointment of a trustee to administer) any Employee Plan or Multiemployer Plan, an explanation of that event or circumstance by an Officer of the Loan Party or ERISA Affiliate affected by that event or circumstance; and

(E)	with reasonable promptness, copies of all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning an ERISA Event.

(j)
Financial Plans as soon as practicable and in any event no later than 45 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(k)	Insurance as soon as practicable after any material change in insurance coverage maintained by any Loan Party, notice thereof to Administrative Agent specifying the changes and reasons therefor;

(l)
Notices from Holders of Subordinated Indebtedness promptly, upon receipt, copies of all notices of default from holders of any Subordinated Indebtedness with an outstanding principal amount in excess of $500,000 or a trustee, agent or other representative of such a holder;

(m)
FCC Notices  promptly upon Company's or any Subsidiary's receipt thereof, copies of all notices received from the FCC regarding the termination, cancellation, revocation or taking of any other materially adverse action with respect to any Material FCC Licenses;

(n)
Other Information with reasonable promptness, such other information and data with respect to any Loan Party or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and

(o)
Electronic Posting information required to be delivered pursuant to paragraph (b), sub-clauses (c)(i) and (c)(iii) and paragraph (g) of this Section 6.1 shall be deemed to have been delivered on the date on which any Loan Party provides notice to Administrative Agent that such information has been posted on such Loan Party’s Internet website, at http://www.sec.gov/, at the website address listed on the signature page hereof or at another website identified in such notice and accessible to Lenders without charge; provided that such Loan Party shall deliver paper copies of such information to any Lender or Agent that requests such delivery.

Section 20.2	Existence, Etc.

Except as permitted under Section 7.7, each Loan Party will at all times take commercially reasonable efforts to preserve and keep in full force and effect its legal existence in the jurisdiction of incorporation, organization or formation specified on Schedule 5.1 and all rights, qualifications, licenses, permits, Governmental Authorizations, intellectual property rights and franchises material to its business; provided, however, that no Loan Party shall be required to preserve any such rights, qualifications, licenses, permits, governmental authorizations, intellectual property rights and franchises or franchises if the Governing Body of such Loan Party shall determine that the preservation thereof is no longer desirable in, or with respect to intellectual property rights, such rights are no longer material to, the conduct of the business of such Loan Party and that the loss could not reasonably be expected to have a Material Adverse Effect.

Section 20.3	Payment of Taxes and Claims; Tax

(a)
Company will, and will cause each of its Subsidiaries to, pay all material federal and other material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such material Tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a material Tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such Proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

(b)	Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person other than Holdings and its Subsidiaries.

Section 20.4	Maintenance of Properties; Insurance; Business Interruption Insurance

(a)
Maintenance of Properties  Except for dispositions permitted under Section 7.7 and other than the cancellation, abandonment, termination or other disposition of Intellectual Property in the ordinary course of business, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in reasonably good repair, working order and condition, ordinary wear and tear and damage by casualty excepted, all of its material Properties used or useful in the conduct of the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all reasonable and necessary repairs, renewals and replacements thereof.

(b)
Insurance  Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of any Loan Party as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses in the same general area, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry in the same general area. Without limiting the generality of the foregoing, Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times reasonably satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (A) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (B) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as loss payee thereunder for any covered loss in excess of $300,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Administrative Agent a certificate from Company’s insurance broker or other evidence reasonably satisfactory to Administrative Agent that Administrative Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder.

(c)
Business Interruption Insurance  Upon receipt by any Loan Party of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, such Loan Party may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in Section 2.4(b)(iii)(B).

Section 20.5	Inspection Rights; Lender Meeting

(a)
Inspection Rights Each Loan Party shall permit Administrative Agent (who, during the occurrence of an Event of Default or with prior written notice to such Loan Party, may be accompanied by any authorized representatives designated by any Lender (at no cost to the Loan Parties)) to visit and inspect any of the properties of such Loan Party, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their Officers and independent public accountants (provided that any Loan Party may, if it so chooses, be present at or participate in any such discussion), all upon written reasonable notice of at least three Business Days and at such reasonable times during normal business hours not more than one time each calendar year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

(b)
Lender Meeting Appropriate Officers of Company shall, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting or conference call (determined by Company in consultation with Administrative Agent) with Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

(c)
Maintenance of Books and Records Each Loan Party shall, and shall cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects its business affairs and all material transactions related thereto.

Section 20.6	Compliance with Laws, Etc.

Each Loan Party shall comply and all other Persons on or occupying any Real Property Asset to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 20.7	Environmental Matters

(a)
Environmental Disclosure  Company will deliver to Administrative Agent (for distribution to Lenders) as soon as practicable following the receipt of knowledge thereof, written notice describing in reasonable detail:

(i)
any Hazardous Materials Activities the existence of which have resulted or could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect;

(ii)	any Environmental Claims that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(iii)
any written request for information from any Government Authority that is investigating whether a Loan Party or any of its Subsidiaries may be potentially responsible for any Release or threat of Release of Hazardous Materials, the subject matter of which could reasonably be expected to have a Material Adverse Effect; and

(iv)
(A) any proposed acquisition of stock, assets, or property by any Loan Party or any of its Subsidiaries that could reasonably be expected to expose such Loan Party or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) any proposed action to be taken by any Loan Party or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject any Loan Party or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)
Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws  Company shall, and shall cause each of its Subsidiaries to comply with applicable Environmental Laws, except for any such noncompliance which could not reasonably be expected to have a Material Adverse Effect and, without limiting the foregoing, Company shall take, and shall cause each of its Subsidiaries to take, any and all actions appropriate and consistent with good business practice to (i) cure any violations of applicable Environmental Laws by Company or any of its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) respond to any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to so respond or discharge could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 20.8	Execution of Loan Documents After the Closing Date

(a)
Execution of Subsidiary Guaranty and Personal Property Collateral Documents  In the event that any Person becomes a Subsidiary of Company after the Closing Date, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Pledge and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in Section 4.1(k)) as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien in the United States on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents to the extent required thereunder. In addition, as provided in the Pledge and Security Agreement, Company shall, or shall cause the Loan Party that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Pledge and Security Agreement and deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(b)	Intentionally omitted

(c)
Execution of this Agreement In the event that any Person becomes a Subsidiary of Company, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien in the United States on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents to the extent required hereunder. In addition, Company shall, or shall cause the Loan Party that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent all certificates representing such Capital Stock (accompanied by irrevocable undated stock powers, duly endorsed in blank).

(d)
Subsidiary Organizational Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with any Loan Documents delivered pursuant to this Section 6.8, (i) certified copies of the Subsidiary’s Organizational Documents, together with a good standing certificate (to the extent such concept is applicable in the relevant jurisdiction) from the Secretary of State or similar Government Authority of the jurisdiction of its incorporation, organization or formation and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar Taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar Officer of such Subsidiary as to (A) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (B) the incumbency and signatures of the Officers of such Subsidiary executing such Loan Documents and (iii)  a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (A) the due organization and good standing of such Subsidiary, (B) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (C) the enforceability of such Loan Documents against such Subsidiary and (D) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

Section 20.9	Matters Relating to Additional Real Property Collateral

(a)
Additional Mortgages, Etc. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any Material Owned Real Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Material Owned Real Property (any such Material Owned Real Property being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, (A) a fully executed and notarized Mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions, appraisal, documents, title insurance, environmental reports that would have been delivered on the Closing Date if such Additional Mortgaged Property were a Closing Date Mortgaged Property or that may otherwise be reasonably required by Administrative Agent (in each case, other than real property the encumbrancing of which requires the consent of any applicable senior Lien holder (to the extent such Lien is permitted under Section 7.2(a)(ii) or Section 7.2(a)(v)) where Company and its Subsidiaries have attempted in good faith, but are unable to, obtain such senior Lien holder’s consent).

(b)
Landlord Consents and Estoppels  From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any leasehold or subleasehold estate or any other right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property as lessee under any Material Leased Real Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person holds any leasehold or subleasehold estate or any other right to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property as lessee under any Material Leased Real Property, Company or such Subsidiary Guarantor shall, as soon as practicable, deliver to Administrative Agent a Landlord Consent and Estoppel with respect to such Material Leased Real Property; provided that such Landlord Consent and Estoppel shall not be required to be delivered to the extent that the Loan Parties are unable to do so despite using commercially reasonable efforts. For the avoidance of doubt, none of Company or any of its Subsidiaries shall be required to make any concessions or the payment of any money to obtain any such Landlord Consent and Estoppel.

(c)
Real Estate Appraisals Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser reasonably satisfactory to Administrative Agent, upon reasonable advance written notice to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as reasonably determined by Administrative Agent in its discretion).

Section 20.10	Interest Rate Protection

On or before the date which is 90 days after the Closing Date, Company shall enter into, and maintain in effect for a period of 18 consecutive months, one or more Interest Rate Agreements on such terms as shall be reasonably satisfactory to Administrative Agent, the effect of which is that at least 50% of the then outstanding principal amount of the Term Loans would bear interest at, or be hedged (including pursuant to a cap) so far as to effectively bear interest at, a fixed rate of interest.

Section 20.11	Payment of Obligations

Each Loan Party will pay or discharge all material liabilities and obligations (other than material Taxes, which shall be paid and discharged in accordance with Section 6.3) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (c) failure to make such payment could not reasonably be expected to have a Material Adverse Effect.

Section 20.12	Anti-Terrorism Laws

(a)	No Loan Party shall engage in any transaction that violates any of the applicable prohibitions set forth in any terrorism law described in Section 5.8(b).

(b)	None of the funds or assets of any Loan Party that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person.

(c)	No Designated Person shall have any direct or indirect interest in such Loan Party that would constitute a violation of any terrorism laws described in Section 5.8(b).

(d)
No Loan Party shall, and each Loan Party shall procure that none of its Subsidiaries will, fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the prohibitions set forth in any terrorism law described in Section 5.8(b).

Section 20.13	Federal Regulation

Each Loan Party shall ensure that it will not, by act or omission, become subject to regulation under any of the laws or regulations described in Sections 5.8(a), (c) and (d).

Section 20.14	Deposit Accounts, Securities Accounts and Cash Management Systems

The Loan Parties shall not maintain any Deposit Accounts and Securities Accounts (other than Excluded Accounts as such term is defined in the Pledge and Security Agreement) unless each applicable Loan Party has (i) executed and delivered to Administrative Agent a Control Agreement covering such account, and (ii) taken all other steps necessary or, in the reasonable opinion of Administrative Agent, desirable to ensure that Secured Parties have a perfected security interest in such account; provided that, if any Loan Party is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, such Loan Party shall transfer all amounts in the applicable account to an account maintained at a financial institution from which the Loan Parties have obtained a Control Agreement.

Section 20.15	ERISA

Each Loan Party shall:

(a)
except as would not reasonably be expected to have a Material Adverse Effect, ensure that neither it nor any ERISA Affiliate engages in a complete or partial withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, from any Multiemployer Plan;

(b)
except as would not reasonably be expected to have a Material Adverse Effect, ensure that any liability imposed on it or any ERISA Affiliate pursuant to Title IV of ERISA is paid and discharged when due; and

(c)
ensure that neither it nor any ERISA Affiliate adopts an amendment to an Employee Plan requiring the provision of security by a Loan Party under ERISA or the Internal Revenue Code without the prior consent of Requisite Lenders.

No Loan Party or, except as could not reasonably be expected to have a Material Adverse Effect, any ERISA Affiliate shall establish, or agree to contribute to, any Employee Plan or Multiemployer Plan (other than contributions by Company not to exceed $450,000 in the aggregate to settle obligations in respect of the National Rural Electric Cooperative Association Retirement and Security Program, a multiple employer Employee Plan with respect to which participation and benefit accruals of employees of Company are frozen) without the prior consent of Requisite Lenders.

Section 20.16	Wholesale Businesses

(a)
Company shall cause the Wholesale Contributions to be consummated in accordance with the Wholesale Contribution Documents as promptly as practicable (as determined in Company’s good faith business judgment taking into account any potential disposition) but in any event prior to the first anniversary of the Closing Date.

(b)
At all times during the period from the Closing Date through the date on which the BBT Contribution is consummated, Company shall operate the Retail Business and the BBT Business in accordance with the Wholesale Shared Services Agreement and as otherwise expressly permitted hereunder (assuming for this purpose as if the BBT Contribution had occurred and the BBT Business was an Affiliate of Holdings).

(c)
At all times during the period from the Closing Date through the date on which the NWS Contribution is consummated, Company shall operate the Retail Business and the NWS Business in accordance with the Wholesale Shared Services Agreement and as otherwise expressly permitted hereunder (assuming for this purpose as if the NWS Contribution had occurred and the NWS Business was an Affiliate of Holdings).

(d)
At all times during the period from the date of the BBT Contribution through the date on which all of the assets of the BBT Business are sold pursuant to a Wholesale Asset Sale, Company shall ensure that the Retail Business is operated separate and distinct from the BBT Business in accordance with the Wholesale Shared Services Agreement and as otherwise expressly permitted hereunder.

(e)
At all times during the period from the date of the NWS Contribution through the date on which all of the assets of the NWS Business are sold pursuant to a Wholesale Asset Sale, Company shall ensure that the Retail Business is operated separate and distinct from the NWS Business in accordance with the Wholesale Shared Services Agreement and as otherwise expressly permitted hereunder.

Section 20.17	Further Assurances

(a)
Upon the reasonable request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Loan Parties, such further instruments as may be necessary or desirable in the reasonable judgment of Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Loan Documents.

(b)
Upon the reasonable request of Administrative Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Loan Parties, such further instruments as may be appropriate in the reasonable judgment of Administrative Agent, to provide Administrative Agent for the benefit of Administrative Agent, Issuing Lender and the Lenders a First Priority Lien in the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other applicable law, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of Administrative Agent for the benefit of itself, Issuing Lender and the Lenders the security interest in the Collateral contemplated hereunder and under the other Loan Documents.

(c)
Promptly undertake to deliver or cause to be delivered to Administrative Agent, Issuing Lender and the Lenders from time to time such other documentation, consents, authorizations and approvals in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent shall deem reasonably necessary or advisable to perfect or maintain in the United States the Liens of Administrative Agent for the benefit of itself, Issuing Lender and the Lenders.

ARTICLE XXI
NEGATIVE COVENANTS

Each Loan Party covenants and agrees, jointly and severally, that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation, Cash Collateralization or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, it shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this ARTICLE VII.

Section 21.1	Indebtedness

Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)	Loan Parties may become and remain liable with respect to the Obligations;

(b)	Contingent Obligations permitted by Section 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(c)
Company and its Subsidiaries may become and remain liable with respect to (i) Indebtedness incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets and Indebtedness attributable to Capital Leases; provided that the aggregate amount of all such Indebtedness shall not exceed $15,000,000 at any time outstanding, and (ii) Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(d)
Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any Subsidiary of Company may become and remain liable with respect to Indebtedness to Company or any wholly-owned Subsidiary of Company; provided that (i) if such intercompany Indebtedness shall be evidenced by promissory notes, such notes shall be pledged and delivered to Administrative Agent, (ii) all such intercompany Indebtedness owed by Company shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (iii) any payment by any Subsidiary of Company under the Subsidiary Guaranty shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(e)
Indebtedness (other than Indebtedness attributed to Capital Leases) existing on the Closing Date and described in Schedule 7.1 and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than Indebtedness in respect of working capital facilities);

(f)
Indebtedness of any Person assumed in connection with a Permitted Acquisition and a Person that becomes a Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition and Indebtedness may be issued to the seller in connection with any Permitted Acquisition; provided that (i) such Indebtedness (other than Indebtedness issued to a seller) is not created in anticipation of such acquisition and (ii) the aggregate principal amount of Indebtedness permitted by this Section 7.1(f) (and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) shall not exceed $15,000,000 in the aggregate at any one time outstanding;

(g)
Indebtedness in the form of purchase price adjustments, indemnification, “earn-out” obligations or other similar obligations in connection with any Permitted Acquisition and asset dispositions permitted hereunder;;

(h)
Indebtedness incurred pursuant to (i) any Hedge Agreements entered into with any Hedge Agreement Counterparty pursuant to Section 6.10 and (ii) any Hedge Agreements entered into to manage risk and not for speculative purposes;

(i)
other Indebtedness of Company or any of its Subsidiaries (and Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness) in an aggregate principal amount not to exceed $10,000,000, in each case, at any one time outstanding;

(j)
Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(k)	cash management obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(l)	Indebtedness consisting of the financing of insurance premiums in each case in the ordinary course of business in an amount not to exceed at any time $1,000,000 in the aggregate;

(m)
without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest to the extent such Indebtedness is permitted hereunder; and

(n)
Existing Notes in an aggregate principal amount not to exceed $4,000,000 may remain outstanding until the earlier of (i) the date on which such Existing Notes are redeemed in accordance with the Indenture or (ii) the date that is 30 days after the Closing Date.

Section 21.2	Liens and Related Matters

(a)
Prohibition on Liens  Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Loan Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)	Permitted Encumbrances and Liens arising under the Loan Documents;

(ii)
Liens securing Indebtedness incurred pursuant to Section 7.1(c); provided that (A) such Liens do not encumber any property other than the property financed by such Indebtedness and (B) the principal amount of Indebtedness secured thereby is not increased (except (1) to the extent of interest accrued thereon and any fees or expenses incurred in connection therewith and (2) for any extensions, renewals, refinancings or replacements of such Indebtedness, in any such case, without any increase in the principal amount thereof other than for fees, expenses, premiums and accrued amounts paid in connection therewith);

(iii)	Liens evidencing Capital Leases to the extent permitted under Section 7.1;

(iv)
Liens existing on the Closing Date and described in Schedule 7.2 annexed hereto and continuations or extensions thereof; provided that the principal amount of Indebtedness secured thereby is not increased; and

(v)
Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided, however, that such Liens exist at the time such Person becomes a Subsidiary and are not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $15,000,000 at any time or attach to or encumber the assets of any other Loan Party.

Notwithstanding the foregoing, Company will not, nor will it permit any of its Subsidiaries to, enter into, or suffer to exist, any control agreements (other than in connection with permitted deposits pursuant to this Section 7.2(a)) (as such term is defined in the UCC) other than Control Agreements entered into pursuant to Section 6.14 or the Pledge and Security Agreement.

(b)
No Further Negative Pledges Company will not, nor will it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under any senior credit facility, including this Agreement, other than (i) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by Section 7.2(a)(ii) or (v), as to the assets securing such Indebtedness, (iii) any agreement evidencing an asset sale, as to the assets being sold, (iv) restrictions and conditions existing on the date hereof identified on Schedule 7.2 (but this exception shall not apply to any extension or renewal of, or any amendment or modification, expanding the scope of any such restriction or condition); (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of Company or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (vii) restrictions in joint venture agreements, (viii) customary anti-assignment provisions in contracts restricting the assignment thereof, (ix) pursuant to any Hedge Agreement entered into pursuant to Section 6.10, (x) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with this Agreement, (xi) pursuant to any agreement in effect at the time any Person becomes a Subsidiary of Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of Company, and (xii) customary restrictions entered into in the ordinary course of business with respect to Intellectual Property that limit the ability to grant a security interest in such Intellectual Property.

(c)
No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries  Company will not, nor will it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind, whether, direct or indirect, on the ability of any Subsidiary of Company to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock, (ii) repay or prepay any Indebtedness owed by such Subsidiary to any Loan Party (other than Holdings), (iii) make loans or advances to any Loan Party (other than Holdings), or (iv) transfer any of its property or assets to any Loan Party (other than Holdings), except (A) as provided in this Agreement, (B) as to transfers of assets as may be provided in an agreement with respect to a sale of such assets, (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of Company pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (D) restrictions and conditions existing on the date hereof identified on Schedule 7.2 (but this exception shall not apply to any extension or renewal of, or any amendment or modification, expanding the scope of any such restriction or condition); (E) customary provisions in leases restricting the assignment thereof; (F) restrictions in joint venture agreements; (G) customary anti-assignment provisions in contracts restricting the assignment thereof; (H) pursuant to any Hedge Agreement entered into pursuant to Section 6.10; (I) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Closing Date in accordance with this Agreement; and (J) pursuant to any agreement in effect at the time any Person becomes a Subsidiary of Company after the date of this Agreement in a Permitted Acquisition, provided that such agreement exists at the time such Person becomes a Subsidiary and is not created in anticipation of such Permitted Acquisition.

Section 21.3	Investments; Acquisitions

Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person, except:

(a)	Cash and Cash Equivalents;

(b)	Investments in Company and Subsidiary Guarantors;

(c)	Loan Parties may make intercompany loans to other Loan Parties to the extent permitted under Section 7.1(d);

(d)	Hedge Agreements and Currency Agreements permitted under Section 7.1(h) to the extent such agreements constitute Investments;

(e)	loans, advances or Indebtedness to the extent permitted by Section 7.4;

(f)	Investments effected in accordance with Section 7.7 and any non-cash consideration received in connection with any asset sale to the extent permitted under Section 7.7;

(g)	Consolidated Capital Expenditures permitted by Section 7.8;

(h)	the Investments owned by Company and its Subsidiaries on the Closing Date and described in Schedule 7.3;

(i)
Company and its Subsidiaries may acquire (by way of acquisition, merger, consolidation or otherwise) assets (including Business Lines, divisions, and Capital Stock (including Capital Stock of Subsidiaries formed in connection with any such acquisition)) for an aggregate purchase price (determined at the time of purchase thereof) not in excess of $50,000,000 in the aggregate during the term of this Agreement (less, in each case, Cash and Cash Equivalents of the target being acquired and any Capital Stock or proceeds of Capital Stock issued or used as purchase price), and continue to own such assets after the acquisition thereof; provided that (A) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition is consummated or immediately after giving effect thereto, (B) where applicable, Company shall, and shall cause its Subsidiaries to, comply (as soon as practicable or within such other longer time period as Administrative Agent may permit in its sole discretion) with the requirements of Sections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary of Company, (C) the acquired assets or Business Line is in a business permitted by Section 7.11, (D) for any such acquisitions Company shall have provided (1) to the extent available, financial statements for any Person or Business Line acquired in any such acquisition for the last Fiscal Year of such Person or Business Line, audited or reviewed by independent certified public accountants of nationally recognized standing reasonably satisfactory to Administrative Agent and (2) a pro-forma Compliance Certificate certified by the chief financial officer or other financial Officer of Company and demonstrating (x) after giving effect to such acquisition (including any incurrence of Indebtedness in connection therewith), Company and its Subsidiaries shall be in Pro Forma Compliance with the Consolidated Leverage Ratio then in effect pursuant to Section 7.6(b) and (E) the amount by which (x) the Revolving Loan Commitment Amount exceeds (y) the Total Utilization of Revolving Loan Commitments, immediately after giving pro forma effect to such acquisition and any related transactions, is not less than $10,000,000;

(j)
Holdings may acquire and hold obligations of one or more Officers or other employees of Holdings or any of its Subsidiaries in connection with such Officers’ or employees’ acquisition of shares of Holdings’ Capital Stock, so long as no Cash is actually advanced by Holdings or any of its Subsidiaries to such Officers or employees in connection with the acquisition of any such obligations;

(k)	Company and its Subsidiaries may make payroll advances in the ordinary course of business;

(l)
Company and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that nothing in this clause shall prevent Company or any of its Subsidiaries from offering such concessionary trade terms, or from receiving such Investments, in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable under the circumstances;

(m)
Company or any of its Subsidiaries may make travel and entertainment advances and relocation and other loans to Officers and employees of such Person in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances outstanding at any one time shall not exceed $500,000;

(n)
other Investments by Company and its Subsidiaries not exceeding in the aggregate outstanding at any one time the greater of $5,000,000 and 5.0% of Total Assets at such time (net of any cash returns of capital, cash dividends and cash distributions received by Company or any its Subsidiaries in respect thereof);

(o)
Investments incurred in the ordinary course of business to purchase D&O insurance or to cover indemnification obligations due and owing to such director, Officer or manager as long as such indemnification is related to the Retail Business;

(p)	Investments funded solely with equity (other than Disqualified Stock) in businesses permitted under Section 7.11;

(q)	loans by Company or any of its Subsidiaries to Holdings or its parent company to the extent a distribution could otherwise be made under Section 7.5(b) or (c);

(r)	pledges and deposits permitted under this Agreement and prepaid expenses made in the ordinary course of business;

(s)	capitalization or forgiveness of any Indebtedness permitted hereunder to be owed to Holdings or any of its Subsidiaries by any of its Subsidiaries; and

(t)
until the Wholesale Spinoff, any Wholesale Shortfall; provided that in the event as of any date the Payments Amount exceeds the Payments Basket, then Sponsor (and/or its Affiliates) shall, within 30 days of delivery by Company to Administrative Agent of the financial statements or other reports required pursuant to Section 6.1 first disclosing such excess, make a cash equity contribution to Company in an amount necessary so that the Payments Amount does not exceed the Payments Basket.

Section 21.4	Contingent Obligations

Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligations except:

(a)	Contingent Obligations in respect of Letters of Credit;

(b)	Contingent Obligations under Hedge Agreements or any acquisition or Investment expressly permitted by Section 7.3;

(c)
Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets of the Retail Business or Permitted Acquisitions;

(d)
Contingent Obligations under guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Loan Parties and the Retail Business in an aggregate amount not to exceed $5,000,000 at any time;

(e)	Contingent Obligations described in Schedule 7.4 on the Closing Date;

(f)	guarantees of obligations to third parties in connection with relocation of employees of Company or any of its Subsidiaries, in an amount not exceeding $500,000 at any one time outstanding;

(g)
Contingent Obligations in connection with workers' compensation obligations, and in connection with performance, surety and appeal bonds, and similar obligations (including with respect to franchises) incurred in the ordinary course of business;

(h)	endorsement for collection in the ordinary course of business;

(i)
Contingent Obligations under guarantees by Company or any of its Subsidiaries of obligations of Company or any of its Subsidiaries otherwise permitted hereunder; provided that, in each case, if the primary obligation being guaranteed is subordinated to the Loans or the Obligations hereunder, such guarantees are subordinated to the Loans or Obligations on substantially the same basis as such primary obligation is subordinated;

(j)	Contingent Obligations in respect of Indebtedness otherwise permitted hereunder or other obligations not prohibited hereunder of Company or any of its Subsidiaries; and

(k)	other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Loan Parties in respect of all such Contingent Obligations shall at no time exceed $5,000,000.

Section 21.5	Restricted Junior Payments

Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, except:

(a)	on the Closing Date, the funding of the Closing Date Financing Requirements;

(b)
Restricted Junior Payments when and to the extent necessary to permit any holders of Capital Stock of TopCo to pay franchise, income or other Taxes owing by such holders (to the extent solely relating to the operations of any Loan Party), in each case so long as Holdings, Company and/or such holders of TopCo Capital Stock (as applicable) apply the amount of any such Restricted Junior Payment for such purpose;

(c)	Restricted Junior Payments to Holdings or its parent company:

(i)
so long as no Event of Default has occurred and is continuing, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year plus the amount of any cash equity contribution other than in connection with Disqualified Stock received by Company for the purpose of making such payments and used for such purpose, to the extent necessary to permit TopCo or Holdings to purchase Capital Stock or Capital Stock options from present or former Officers or employees of any Loan Party upon the death, disability or termination of employment of such Officer or employee;

(ii)	to pay Holdings’ or its parent company’s general administrative costs and expenses, including legal and accounting fees and expenses and overhead of Holdings or its parent company; or

(iii)	to pay customary directors’ fees, indemnities and out-of-pocket expenses owing to directors of Holdings or its parent company;

(d)	dividends and distributions to any Loan Party other than Holdings;

(e)
Holdings may accrue dividends on any of its Capital Stock other than Disqualified Stock; provided that such dividends may not be paid in cash or otherwise (other than in shares of Capital Stock but not Disqualified Stock);

(f)
Company may pay Management Fees pursuant to and in accordance with the ABB Management Agreement and the Sponsor Management Agreement (each as in effect on the Closing Date and as may be modified or amended from time to time subject to the terms hereunder);

(g)
Company may make additional Restricted Junior Payments to Holdings in an aggregate amount not to exceed the Payments Basket (less any Wholesale Shortfall at such time) as long as (x) on a Pro Forma Basis, after giving effect to such Restricted Junior Payments, Company would have been in compliance with Section 7.6 and (y) no Potential Event of Default or Event of Default exists and is continuing at the time of such Restricted Junior Payments or would result therefrom; and

(h)
as long as the Obligations have not automatically become, or been declared, due as a result of any Event of Default, Restricted Junior Payments to Holdings or its parent company of consideration from Wholesale Asset Sales not constituting Wholesale Excess Proceeds or Wholesale Contribution Proceeds.

Section 21.6	Financial Covenants

(a)
Minimum Fixed Charge Coverage Ratio  Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

ARTICLE XXIIPeriod	ARTICLE XXIIIMinimum Fixed Charge Coverage Ratio

ARTICLE XXIVFiscal Quarter ended December 31, 2009 through Fiscal Quarter ended June 30, 2012	ARTICLE XXV1.00:1.00

ARTICLE XXVIFiscal Quarter ended September 30, 2012 through Fiscal Quarter ended December 31, 2012	ARTICLE XXVII1.05:1.00

ARTICLE XXVIIIFiscal Quarter ended March 31, 2013 and thereafter	ARTICLE XXIX1.10:1.00

(a)
Maximum Leverage Ratio  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter during any of the periods set forth below to exceed the correlative ratio indicated (the “Maximum Leverage Ratio”):

ARTICLE XXXPeriod	ARTICLE XXXIMaximum Leverage Ratio

ARTICLE XXXIIFiscal Quarter ended December 31, 2009 through Fiscal Quarter ended June 30, 2010	ARTICLE XXXIII3.10:1.00

ARTICLE XXXIVFiscal Quarter ended September 30, 2010 through Fiscal Quarter ended June 30, 2011	ARTICLE XXXV3.00:1.00

ARTICLE XXXVIFiscal Quarter ended September 30, 2011 through Fiscal Quarter ended December 31, 2011	ARTICLE XXXVII2.75:1.00

ARTICLE XXXVIIIFiscal Quarter ended March 31, 2012 through Fiscal Quarter ended December 31, 2012	ARTICLE XXXIX2.50:1.00

ARTICLE XLFiscal Quarter ended March 31, 2013 and thereafter	ARTICLE XLI2.25:1.00

Section 41.1	Restriction on Fundamental Changes; Asset Sales

Company will not, nor will it permit any of its Subsidiaries to enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(a)
any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

(b)	any Subsidiary of Company with a net book value not greater than $100,000 may be dissolved;

(c)
the sale or other disposition of assets in transactions that do not constitute Asset Sales; provided that in the case of such sales or dispositions other than sales or dispositions solely among Company and its Subsidiaries the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

(d)
Asset Sales (other than Wholesale Asset Sales) of assets having a fair market value not in excess of $10,000,000 in any Fiscal Year and $20,000,000 in the aggregate for all such Asset Sales during the term of this Agreement; provided that (i) the consideration received for such assets shall be at least 85% Cash and in an aggregate amount at least equal to the fair market value thereof; (ii) no Potential Event of Default or Event of Default shall have occurred and be continuing or result therefrom; and (iii) the proceeds of such Asset Sales shall be applied as required by Section 2.4(b)(iii)(A) or Section 2.4(d);

(e)
Loan Parties may dispose of obsolete, worn out or surplus property or may abandon, fail to maintain or otherwise dispose of assets (including Intellectual Property) that are no longer material to the Retail Business, in each case in the ordinary course of business;

(f)
in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(g)
Company or any of its Subsidiaries may sell or dispose of shares of Capital Stock of any Subsidiary of Company in order to qualify members of the Governing Body of such Subsidiary if required by applicable law; and

(h)
any Person may be merged with or into Company or any of its Subsidiaries if the acquisition of the Capital Stock of such Person by Company or such Subsidiary is permitted under Section 7.3; provided that (i) in the case of Company, Company shall be the continuing or surviving Person, (ii) if a Subsidiary of Company is not the surviving or continuing Person, the surviving Person becomes a Subsidiary of Company and complies with the provisions of Section 6.8 and (iii) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(i)	the Recapitalization may occur in accordance with the terms and conditions of the Recapitalization Documents;

(j)
transfers of condemned real property to the respective Government Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of personal properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(k)	cancellations of any intercompany Indebtedness solely among Loan Parties;

(l)
the sale or exchange of real property or specific items of equipment so long as the purpose of such sale or exchange is to acquire replacement real property or items or equipment, as the case may be, having reasonably equivalent value (taking into consideration the amount of any Cash paid in connection with the acquisition of such replacement real property or equipment); provided that the aggregate fair market value of real property and equipment disposed of by Loan Parties in connection with such sales and exchanges shall not exceed $5,000,000 during the term of this Agreement; provided, further, that any Cash received by Company or any of its Subsidiaries in connection with such a sale or exchange (net of all costs and expenses incurred in connection with such transaction or with the commencement of operation of real property received in such exchange and net of any other amounts described in clauses (i) through (iii) of the definition of “Net Asset Sale Proceeds”) shall be deemed to be Net Asset Sale Proceeds and shall be applied in accordance with Section 2.4(b)(iii)(A) and, to the extent the real property or equipment subject to such sale or exchange constituted Collateral under the Collateral Documents, then the property exchanged therefor shall be mortgaged or pledged contemporaneously with such sale or exchange, as the case may be, for the benefit of the Secured Parties in accordance with Section 6.17;

(m)
licenses or sublicenses by Company or any of its Subsidiaries of software, Intellectual Property and general intangibles and leases, licenses or subleases, or rights of use of other property in the ordinary course of business (including any indefeasible right of use agreements entered into between any Wholesale Business and the Retail Business) and which do not materially interfere with the business of Company or any of its Subsidiaries;

(n)	Liens expressly permitted by Section 7.2;

(o)	Investments expressly permitted by Section 7.3;

(p)	Restricted Junior Payments expressly permitted by Section 7.5; and

(q)
the Wholesale Contributions may occur in accordance with the terms of this Agreement and the Wholesale Contribution Documents or, alternatively, Company and its Subsidiaries may sell or dispose of all or substantially all of the assets of any Wholesale Business pursuant to a Wholesale Asset Sale; provided that (i) neither any Wholesale Contribution nor any such Wholesale Asset Sale shall be permitted if any of the Obligations shall have automatically become, or been declared, due and payable as a result of an Event of Default or an Event of Default has occurred and is continuing as a result of the failure of any Loan Party to perform or comply with any term or condition contained in Sections 6.1(b), (c) or (d), (ii) any such Wholesale Asset Sale must be for fair market value consideration, (iii) as condition precedents to any Wholesale Contribution or any such Wholesale Asset Sale, (1) Company and each applicable Wholesale Company shall have entered into one or more IRU agreements, each in the form attached to the Wholesale Shared Services Agreement and (2) Company shall have delivered an Officer’s Certificate to Administrative Agent dated as of the date thereof demonstrating in reasonable detail and certifying (A) the net capital accounts of the Wholesale Businesses and the Retail Business, in each case for the period from the Closing Date through such date, (B) the Wholesale Shortfall as of such date, and (C) whether (and, if applicable, the amount by which) the Payments Amount as of such date exceeds the Payment Basket, (iv) Company shall, within five Business Days after any Wholesale Asset Sale, prepay the Loans in an amount determined pursuant to Section 3(b) of Schedule A to the Wholesale Shared Services Agreement (as in effect on the Closing Date) and (v) Wholesale Net Sale Proceeds from any such Wholesale Asset Sale shall be applied first to prepay Loans as required under clause (iv) above and to reduce the Wholesale Shortfall (and, if as a result of such application the Wholesale Shortfall is reduced to zero, to terminate the Wholesale Shortfall) before being applied to any other Person or in any other manner and shall also be applied as required by Section 2.4(b)(iii)(F); provided, further, that in any event, before the first anniversary of the Closing Date, Company shall have consummated the Wholesale Spinoff.

Section 41.2	Consolidated Capital Expenditures

Company will not, nor will it permit any of its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, however, that the aggregate amount of Consolidated Capital Expenditures permitted to be made in respect of any Fiscal Year shall be increased by the unused amount of Consolidated Capital Expenditures that were permitted to be made during the immediately preceding Fiscal Year (without giving effect to any adjustments in accordance with this proviso) (the “CapEx Carryforward Amount”); provided further that, with respect to any Fiscal Year, Consolidated Capital Expenditures made during such Fiscal Year shall be deemed to be made first with respect to any CapEx Carryforward Amount to the extent applicable and then with respect to the applicable limitation for such Fiscal Year:

Fiscal Year	Amount

Fiscal Year 2009	$21,000,000

Fiscal Year 2010	$44,500,000

Fiscal Year 2011	$43,000,000

Fiscal Year 2012	$36,500,000

Fiscal Year 2013	$28,000,000

Fiscal Year 2014	$28,000,000

Fiscal Year 2015	$28,000,000

Section 41.3	Transactions with Shareholders and Affiliates

Notwithstanding anything contained herein to the contrary, Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly

(a)
make any loan or advance to, or any capital contribution to or other Investment in, or enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with, any Wholesale Business unless (i) in the case of an Investment, such Investment is permitted under Section 7.3(t), (ii) in the case of a transaction, such transaction is on terms which are no less favorable to such Loan Party than those that might be obtained at the time in a comparable arm's-length transaction with a Person who is not such an Affiliate of any Loan Party, and (iii) no Potential Event of Default or Default or Event of Default shall have occurred and be continuing or would arise therefrom; or

(b)
enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or any such holder, on terms that when taken as a whole are less favorable to such Loan Party than those that might be obtained at the time in a comparable arm's-length transaction with a Person who is not such a holder or Affiliate;

provided that the foregoing restrictions in this Section 7.9 shall not apply to (i) any transaction solely among Loan Parties (excluding for this purpose transactions among the Retail Business and any Wholesale Business), (ii) reasonable and customary fees paid to members of the Governing Bodies of Loan Parties, (iii) the consummation of the Transactions or the payment of Closing Date Financing Requirements, (iv) transactions pursuant to and in accordance with the Wholesale Shared Services Agreement, (v) transactions between Company and Atlantic Broadband pursuant to and in accordance with the ABB Management Agreement, (vi) transactions between Company and Sponsor pursuant to and in accordance with the Sponsor Management Agreement, (vii) performance under any employment contract, collective bargaining agreement, employee benefit plan, related trust agreement or similar arrangement in the ordinary course of business, (viii) fees, compensation and other benefits to, and customary indemnity and reimbursement provided on behalf of employees, officers or consultants in the ordinary course of business, (ix) the maintenance of benefit programs or arrangements for employees in the ordinary course of business, (x) Investments expressly permitted under Section 7.3(a) through Section 7.3(s), and (xi) Restricted Junior Payments expressly permitted under Section 7.5.

Section 41.4	Sale and Leaseback Transactions

Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any Capital Lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or (b) that Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease; provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such Capital Lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease under Section 7.1 assuming the sale and lease-back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale.

Section 41.5	Conduct of Business

(a)
No Loan Party will engage in any business other than (i) prior to the Wholesale Contributions, the Retail Business, the Wholesale Businesses (as permitted hereunder) and similar or related businesses, (ii) at all times after the Wholesale Contributions, the Retail Business and similar or related businesses (but, in any event, neither of the Wholesale Businesses), and (iii) such other lines of business as may be consented to by Requisite Lenders.

(b)	Each Subsidiary of Company shall be incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

(c)
Holdings shall not (a) engage in any business other than (i) entering into and performing its obligations under and in accordance with the Transaction Documents to which it is a party (including, without limitation, the payment of Transaction Costs), (ii) owning the Capital Stock of Company and engaging in activities directly related thereto, (iii) issuing Capital Stock and options, warrants or similar equivalents in respect thereof, and (iv) taking actions required by law to maintain its corporate existence, (b) incur any Indebtedness (other than as expressly permitted herein) or (c) issue any Capital Stock that constitutes Disqualified Stock.

  Section 41.6        Amendments or Waivers of Certain Agreements; Amendments of Documents Relating to Subordinated Indebtedness

(a)
Amendments or Waivers of Certain Agreements Company will not, nor will it permit any of its Subsidiaries to, agree to any amendment to, or waive any of its rights under, any Related Agreement in a manner that could reasonably be expected to materially and adversely affect the Lenders after the Closing Date without in each case obtaining the prior written consent of Administrative Agent (acting at the instruction of the Requisite Lenders) to such amendment or waiver.

(b)
Amendments of Documents Relating to Subordinated Indebtedness Company will not, nor will it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness (other than any intercompany Indebtedness solely among Loan Parties), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

Section 41.7	Fiscal Year

Company will not, nor will it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31 without the prior written consent of Administrative Agent.

ARTICLE XLII
EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

Section 42.1	Failure to Make Payments When Due

(a)
Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment (except as provided in Section 2.4(b)(ii) with respect to an incorrect calculation of prepayment amounts) or otherwise;

(b)	failure by Company to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or

(c)	failure by Company to pay any interest on any Loan, any fee or any other amount due under this Agreement within five days after the date due; or

Section 42.2	Default in Other Agreements

(a)
Failure of any Loan Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1) or Contingent Obligations for Indebtedness in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(b)
breach or default by any Loan Party with respect to any other material term of (i) one or more items of Indebtedness or Contingent Obligations for Indebtedness in the individual or aggregate principal amounts referred to in clause (a) above or (ii) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise), in each case beyond the end of any grace period provided thereafter; or

Section 42.3	Breach of Certain Covenants

Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.5, Sections 6.1(b), (c) and (d), Section 6.2 (in respect of the existence of Company and Holdings) or ARTICLE VII of this Agreement; or

Section 42.4	Breach of Warranty

Any representation, warranty, or certification made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

Section 42.5	Other Defaults Under Loan Documents

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other Section of this ARTICLE VIII, and such default shall not have been remedied or waived within 30 days after the earlier of (a) an Officer of Company or such Loan Party becoming aware of such default or (b) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

Section 42.6	Involuntary Bankruptcy; Appointment of Receiver, Etc.

(a)
A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(b)
an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other Officer having similar powers over Holdings, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (b) shall continue for 60 days unless dismissed, bonded or discharged; or

Section 42.7	Voluntary Bankruptcy; Appointment of Receiver, Etc.

(a)
Holdings, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(b)
Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, generally, to pay its debts as such debts become due; or the Governing Body of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in Section 8.7(a) or this Section 8.7(b); or

Section 42.8	Judgments and Attachments

Any money judgment, writ or warrant of attachment or similar process involving (a) in any individual case an amount in excess of $2,500,000 or (b) in the aggregate at any time an amount in excess of $5,000,000, in either case to the extent not adequately covered by insurance as to which a Solvent and unaffiliated insurance company has not disputed coverage, shall be entered or filed against Holdings, Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

Section 42.9	Dissolution

Any order, judgment or decree shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 30 days (except for any transaction permitted under Section 7.7(b)); or

Section 42.10	ERISA

Any of the following events occurs and results or would reasonably be expected to result in a Material Adverse Effect:

(a)	any ERISA Event;

(b)	any Loan Party or ERISA Affiliate incurs a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201, 4204 or 4212(c) of ERISA; or

(c)	any Loan Party or ERISA Affiliate incurs a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(I) of ERISA or Section 4971 or 4975 of the Internal Revenue Code; or

Section 42.11	Change in Control

A Change in Control shall have occurred; or

Section 42.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations

At any time after the execution and delivery thereof, (a) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (b) Administrative Agent shall not have or shall cease to have a valid and perfected (subject to the qualifications with respect to perfection contained in the Loan Documents) First Priority Lien in any Collateral purported to be covered by the Collateral Documents, to the extent required by the Collateral Documents, having a fair market value, individually or in the aggregate, exceeding $5,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control or (c) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party;

THEN:

(a)
Acceleration  (i) upon the occurrence of any Event of Default described in Section 8.6 or 8.7, each of (A) the unpaid principal amount of and accrued interest on the Loans, (B) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (C) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (A) and (C) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, and the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate, and thereafter, Administrative Agent may, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clause (B) above to be, and the same shall forthwith become, immediately due and payable; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under Section 3.3(c)(i).

(b)
Letters of Credit Amounts  Any amounts described in clause (a)(i)(B) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Pledge and Security Agreement and shall be applied as therein provided.

(c)
Rescission of Acceleration  Notwithstanding anything contained in paragraph (a) above, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon and, if the commitments of the Lenders to make Loans and issue Letters of Credit have been terminated pursuant to clause (ii) of paragraph (a) above, such commitments shall be reinstated only with the approval of each Lender directly affected. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

ARTICLE XLIII
ADMINISTRATIVE AGENT

Section 43.1	Appointment

(a)	Appointment of Administrative Agent SG is hereby appointed Administrative Agent hereunder and under the other Loan Documents.

(i)
Authorization  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this ARTICLE IX are solely for the benefit of Agents and Lenders and no Loan Party or other Person shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in Section 2.1(d)) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

(ii)
Exercise of Duties  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this ARTICLE IX shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

(b)
Appointment of Supplemental Collateral Agents  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(i)
Duties  In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (A) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent and (B) the provisions of this ARTICLE IX and of Sections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

(ii)
Acknowledgement by Company  Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

(c)
Control Under UCC Each Lender and Administrative Agent hereby appoints each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

Section 43.2	Powers and Duties; General Immunity

(a)
Powers; Duties Specified Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

(b)
No Responsibility for Certain Matters No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(c)
Exculpatory Provisions No Agent or any of its Officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.6).

(d)
Agents Entitled to Act as Lender The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

  Section 43.3        Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of the Loan Parties and their respective Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties and their respective Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Secured Parties or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Section 43.4	Right to Indemnity

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its Officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

Section 43.5	Resignation of Agents; Successor Administrative Agent

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent; provided that, unless an Event of Default has occurred and is continuing or if such successor Administrative Agent is not a Lender hereunder, such successor Administrative Agent shall be reasonably acceptable to Company, whose consent shall not be unreasonably withheld or delayed. If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent; provided that, unless an Event of Default has occurred and is continuing or if such successor Administrative Agent is not a Lender hereunder, such successor Administrative Agent shall be reasonably acceptable to Company, whose consent shall not be unreasonably withheld or delayed. If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this Section 9.5. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this ARTICLE IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

Section 43.6	Collateral Documents and Guaranties

Each Lender (which term shall include, for purposes of this Section 9.6, any Hedge Agreement Counterparty) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranties; provided that Administrative Agent shall not (a) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or any of the Guaranties or (b) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to Section 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (ii) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (iii) subordinate the Liens of Administrative Agent, on behalf of Secured Parties, to any Liens permitted by clauses (ii) and (iv) of Section 7.2(a); provided that, in the case of a sale or other disposition of such item of Collateral or stock referred to in clause (i) or (ii), the requirements of Section 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (A) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any of the Guaranties, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof and (B) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Section 43.7	Duties of Other Agents

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

Section 43.8	Administrative Agent May File Proofs of Claim

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial Proceeding relative to Holdings, Company or any of its Subsidiaries, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such Proceeding or otherwise:

(a)
to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under Sections 2.3 and 10.2) allowed in such judicial Proceeding, and

(b)	to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial Proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under Sections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such Proceeding.

ARTICLE XLIV
MISCELLANEOUS

  Section 44.1        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit

(a)
General This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this Section 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments

(i)
Amounts and Terms of Assignments Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (A), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $5,000,000, in the case of any assignment of a Revolving Loan, or $1,000,00, in the case of any assignment of a Term Loan (in each case aggregating concurrent assignments by or to two or more Affiliated Funds for purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.7(b)(iv), and (D) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, each of (1) Administrative Agent, (2) if no Event of Default has occurred and is continuing, Company and (3) solely in the case of assignments of all or any portion of a Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, Issuing Lender shall have consented thereto (with all such consents not to be unreasonably withheld or delayed).

(ii)
Effect of Assignments  Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under Section 10.9(b)) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender such Lender shall continue to have all rights and obligations of Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with Section 2.1(e), be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in Section 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.1(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.1(c).

(iii)
Acceptance by Administrative Agent; Recordation in Register Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in Section 10.1(b)(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to Section 2.7(b), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to Section 10.1(b)(i)), (A) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (B) record the information contained therein in the Register and (C) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this Section 10.1(b)(iii).

(iv)
Deemed Consent by Company If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in Section 10.1(b)(i)), Company shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such tenth Business Day.

(v)
Electronic Execution of Assignments  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(c)
Participations  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or any Restricted Person) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (A) an extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation, (B) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (C) an increase in the Commitment allocated to such participation. Subject to the further provisions of this Section 10.1(c), Company agrees that each Participant shall be entitled to the benefits of Sections 2.6(d) and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.1(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.6(d) and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with Section 2.7(b)(iv) as though it were a Lender. Any Lender that sells a participation in any Loan, Commitment or other interest to a Participant under this Section 10.1(c) shall indemnify and hold harmless Company and Administrative Agent from and against any Taxes, penalties, interest or other costs or losses (including reasonable attorney’s fees and expenses) incurred or payable by Company or Administrative Agent as a result of the failure of Company or Administrative Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement to such Lender or Administrative Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant was entitled to deliver to Company, Administrative Agent or such Lender, and did in fact so deliver such forms entitling such Participant to receive payments under this Agreement without deduction or withholding of any United States federal taxes. Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of Company solely for the purpose of this Section 10.1, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(d)
Pledges and Assignments  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(e)
SPC Grants  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Company under this Agreement (including its obligations under Section 2.7), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of Company and Administrative Agent and with the payment of a processing fee of $3,500 paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(f)
Information  Each Lender may furnish any information reasonably required to effect an assignment or participation hereunder concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject to Section 10.19.

(g)
Agreements of Lenders  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

Section 44.2	Expenses

Whether or not the Transactions shall be consummated, Company agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) all reasonable costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements, (c) all reasonable and documented out-of-pocket fees, expenses and disbursements of one primary counsel to Administrative Agent and one reasonably necessary local counsel in any relevant jurisdiction in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company, (d) all reasonable and documented out-of-pocket costs and expenses of creating and perfecting Liens in favor of Administrative Agent in the United States on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and Taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto to the extent permitted hereunder, (e) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and disbursements of any appraisers, auditors, accountants and any environmental or other consultants, advisors and agents employed or retained (with the consent of Company, not to be unreasonably withheld) by Administrative Agent or its counsel) of reviewing any appraisals provided for under Section 6.9(c) and any environmental audits or reports provided for under Section 6.9(a), (f) all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral, (g) all other reasonable and documented costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments, (h) all reasonable and documented out-of-pocket costs and expenses, including attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (i) evaluate or assess any Loan Party, its business or financial condition and (ii) protect, evaluate, assess or dispose of any of the Collateral and (i) all out-of-pocket costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy Proceedings; provided that Company shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each local jurisdiction) for all Lenders unless, in the written opinion of outside counsel reasonably satisfactory to Company and Administrative Agent, representation of all such Lenders would be inappropriate due to the existence of an actual or potential conflict of interest.

Section 44.3	Indemnity

(a)
In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lender), and the Officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the bad faith, gross negligence or willful misconduct of that Indemnitee or its related parties or a material breach by that Indemnitee of its obligations under the Loan Documents, in each case as determined by a final judgment of a court of competent jurisdiction.

(b)
As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial Proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

(c)
To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

Section 44.4	Set-Off

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, with prompt notice to Company or to any other Person, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and the other Loan Documents to the extent then due and payable, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder.

Section 44.5	Ratable Sharing

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (ii) the foregoing provisions shall not apply to (A) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this Section 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to Section 10.1(b). Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of Section 10.1(b) with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

Section 44.6	Amendments and Waivers

(a)
Consent Required No amendment, modification, termination or waiver of any provision of this Agreement or the other Loan Documents, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Company and Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(i)
each Lender with Obligations directly amended, modified, terminated or waived whose consent shall be required for any such amendment, modification, termination or waiver in addition to that of Requisite Lenders:

(A)	reduce the principal amount of any Loan;

(B)
increase or forgive the amount or extend the expiry date or postpone the date or reduce the amount of any scheduled reduction in amount of any Commitment (it being understood that waivers or modifications of conditions precedent, covenants, Potential Events of Default or Events of Default, mandatory repayments or mandatory reductions of Loans or Commitments, shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender);

(C)	postpone the scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan;

(D)	change in any manner or waive the provisions contained in Section 8.1 in respect of any Loan or other Obligation (other than fees payable hereunder to Administrative Agent or Issuing Lender);

(E)	postpone the date on which any interest or any fees are payable (other than default interest and fees payable hereunder to Administrative Agent or Issuing Lender);

(F)
decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.2(e) (“Default Rate”)) or the amount of any fees payable hereunder (other than any fees payable hereunder to Administrative Agent or Issuing Lender or any waiver of any increase in the fees applicable to Letters of Credit pursuant to Section 3.2 following an Event of Default), in each case excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee; or

(G)	increase the maximum duration of Interest Periods permitted hereunder.

(ii)	each Lender:

(A)
change in any manner the definition of “Pro Rata Share” or the provisions of Section 10.5 (“Ratable Sharing”) that would alter the scheme for pro rata sharing of payments thereunder, or the definition of “Requisite Lenders” (except for any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to this Section 10.6);

(B)	change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders;

(C)
release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings from its obligations under the Parent Guaranty or release all or substantially all of the Subsidiary Guarantors from its or their obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents;

(D)	change in any manner or waive the provisions contained in Section 2.4(d) or this Section 10.6 (other than technical amendments which do not adversely affect the rights of any Lender); or

(E)	consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement.

(iii)	Issuing Lender:

(A)	reduce the amount or postpone the due date of or waive any amount payable in respect of any Letter of Credit (including fees payable to Issuing Lender hereunder); or

(B)	extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date.

(iv)	Issuing Lender and each Revolving Lender:

(A)	extend the Revolving Loan Commitment Termination Date; or

(B)
change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; provided that increases in the maximum amount of Letters of Credit as a sub-limit of the aggregate Revolving Loan Commitment Amount shall be effective with the consent of each Issuing Lender and Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders.

(v)	Administrative Agent:

(A)
amend, modify, terminate or waive any provision of ARTICLE IX or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent; or

(B)	reduce the amount or postpone the due date of or waive any fees payable to Administrative Agent hereunder.

(vi)	Super-Majority Lenders: amend, modify, terminate or waive any provision of Clause (C) of the proviso in Section 2.11(a) or the definition of “Permitted Ratio.”

(b)
Correction of Errors Notwithstanding anything to the contrary contained in this Section 10.6, if within 60 days following the effective date of any Loan Document, Administrative Agent and Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.

(c)
General Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

(d)
Incremental Facilities  Notwithstanding anything contained herein to the contrary, it is hereby understood and agreed that the consent of the Requisite Lenders shall not be required to the terms and provisions of any New Term Loans, any New Revolving Loans or any New Revolving Loan Commitments.

Section 44.7	Independence of Covenants

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

Section 44.8	Notices; Effectiveness of Signatures

(a)
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and any Issuing Lender shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent. Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in Section 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(b)
Loan Documents and notices under the Loan Documents may be transmitted and/or executed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement or any other Loan Document by telefacsimile or in ‘PDF’ format by electronic mail shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

Section 44.9	Survival of Representations, Warranties and Agreements

(a)	All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

(b)
Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in Sections 2.6(d) (“Compensation For Breakage or Non-Commencement of Interest Periods”), 2.7 (“Increased Costs; Taxes; Capital Adequacy”), 10.2 (“Expenses”), 10.3 (“Indemnity”) and the agreements of Lenders set forth in Sections 9.4 (“Right to Indemnify”) and 10.5 (“Ratable Sharing”) shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

Section 44.10	Failure or Indulgence Not Waiver; Remedies Cumulative

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 44.11	Marshalling; Payments Set Aside

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 44.12	Severability

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 44.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver

(a)
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any Proceeding for such purpose.

(b)
To the extent permitted by law, neither Company nor Holdings nor any Lender, Agent or Indemnitee against the Company, Holdings, or any Loan Party or any of their affiliates shall assert and each of them hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, Section 2.1(c) hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby unless due to the gross negligence or willful misconduct of such Indemnitee.

Section 44.14	Release of Security Interest or Guaranties

(a)
Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (A) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (B), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds or Wholesale Contribution Proceeds, as applicable, if and as required by Section 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

(b)
Upon the payment in full of all Obligations (other than Unasserted Obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the Cash Collateralization thereof), the security interest granted under the Pledge and Security Agreement (other than with respect to any Cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Loan Party. Upon any such termination Administrative Agent will, at Company’s expense, execute and deliver to the Loan Parties such documents as Company shall reasonably request to evidence the repayment of the Obligations and such termination.

Section 44.15	Applicable Law

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Section 44.16	Construction of Agreement; Nature of Relationship

Each of the parties hereto acknowledges that (a) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (b) it has had full and fair opportunity to review and revise the terms of this Agreement, (c) this Agreement has been drafted jointly by all of the parties hereto and (d) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

Section 44.17	Consent to Jurisdiction and Service of Process

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(a)	ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(b)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(c)
AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO IT AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.8;

(d)
AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(e)	AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION; AND

(f)
AGREES THAT THE PROVISIONS OF THIS SECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 44.18	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 44.19	Confidentiality

Each Lender and Administrative Agent shall hold all information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) on a need to know basis to its and its Affiliates’ directors, Officers, employees and agents, including accountants, legal counsel and other advisors directly involved with transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent required by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or Proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.19, to (i) any Eligible Assignee of or Participant in, or any prospective bona fide Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the written consent of Company and (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (iii) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such information and of any disclosure required under clause (c) above prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and customarily disclosed information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements (which may include any of Company’s or its Subsidiaries’ trade names or corporate logos) subject to approval by Company in publications of its choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to any of Company’s or its Subsidiaries’ corporate websites) at its own expense.

Section 44.20	USA Patriot Act

Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

Section 44.21	Usury Savings Clause

Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

Section 44.22	Successor Issuing Lender

Issuing Lender may resign at any time by giving written notice thereof to Administrative Agent (who shall promptly notify Lenders thereof) and Company, such resignation to be effective on the date that is the later of (a) the thirtieth day following delivery of such written notice to Administrative Agent and Company and (b) the appointment of and acceptance by a successor Issuing Lender, as provided below; provided, however, that if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, Issuing Lender may, upon prior written notice to Company and Administrative Agent, resign as Issuing Lender effective at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice), it being understood and agreed that such resignation by Issuing Lender will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of Company or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to Issuing Lender. To the extent Administrative Agent fails to appoint a successor Issuing Lender that accepts such appointment within such time, Issuing Lender may appoint a Revolving Lender as successor Issuing Lender. Unless Issuing Lender is Administrative Agent, Issuing Lender may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, such removal to become effective immediately upon the appointment of and acceptance by a successor Issuing Lender, as provided below. Upon any such notice of resignation or removal, Administrative Agent shall have the right, upon five Business Days’ notice to Company, to appoint a successor Issuing Lender. Any appointment of a successor Issuing Lender, whether by Administrative Agent or Issuing Lender, shall be subject to consent of Company and Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, which, in either case, shall not be unreasonably withheld or delayed. Upon the acceptance of any appointment as Issuing Lender hereunder by a successor Issuing Lender, and consent of Company and Revolving Lenders holding more than 50% of the aggregate Revolving Loan Exposure of all Revolving Lenders, that successor Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Issuing Lender and the retiring or removed Issuing Lender shall be discharged from its duties and obligations under this Agreement; provided that, anything contained in this Section 10.22 or otherwise in any of the Loan Documents to the contrary notwithstanding, the resigning or removed Issuing Lender shall continue to have all rights and obligations of Issuing Lender, with respect to any Letter of Credit issued prior to the effective date of the appointment of a successor Issuing Lender until the cancellation or expiration of such Letter of Credit and the reimbursement of any amounts drawn thereunder.

Section 44.23	Counterparts

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon execution of a counterpart hereof by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

GRANDE COMMUNICATIONS NETWORKS LLC

By	/s/ Patrick Bratton
Name: Patrick Bratton
Title: Chief Financial Officer

Notice Address:

Grande Communications Networks LLC
401 Carlson Circle
San Marcos, TX 78666
Attn:	Pat Bratton
Email:	pbratton@atlanticbb.com
Fax:	(617) 786-8803

HOLDINGS:

GRANDE PARENT LLC

By	/s/ Patrick Bratton
Name: Patrick Bratton
Title: Chief Financial Officer

Notice Address:

c/o Grande Communications Networks LLC
401 Carlson Circle
San Marcos, TX 78666
Attn:	Pat Bratton
Email:	pbratton@atlanticbb.com
Fax:	(617) 786-8803

ADMINISTRATIVE AGENT:

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent

By	/s/ M. Finkelman
Name: Michael Finkelman
Title: Managing Director

Notice Address:

Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attn:	Justine Dupont-Nivet / Elaine Khalil
Email:	justine.dupont-nivet@sgcib.com / elaine.khalil@sgcib.com
Fax:	(212) 278-6136

ARRANGERS:

SG AMERICAS SECURITIES, LLC

By	/s/ M. Finkelman
Name: Michael Finkelman
Title: Managing Director

Notice Address:

SG Americas Securities, LLC
c/o Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attn:	Justine Dupont-Nivet / Elaine Khalil
Email:	justine.dupont-nivet@sgcib.com / elaine.khalil@sgcib.com
Fax:	(212) 278-6136

SUNTRUST ROBINSON HUMPHREY, INC.

By	/s/ Todd M. Koetje
Name: Todd. M. Koetje
Title: Director

Notice Address:

SunTrust Robinson Humphrey, Inc.
303 Peachtree Street, N.E.
24th Floor
Atlanta, GA 30308
Attn:	Todd Koetje
Email:	todd.koetje@suntrust.com
Fax:	(404) 230-5528

LENDERS:

SOCIÉTÉ GÉNÉRALE,
as Lender

By	/s/ M. Finkelman
Name: Michael Finkelman
Title: Managing Director

Notice Address:

Société Générale
1221 Avenue of the Americas
New York, NY 10020
Attn:	Justine Dupont-Nivet / Elaine Khalil
Email:	justine.dupont-nivet@sgcib.com / elaine.khalil@sgcib.com
Fax:	(212) 278-6136

SUNTRUST BANK

By	/s/ Arthur Burns
Name: Arthur D. Burns
Title: Vice President

Notice Address:

SunTrust Bank
303 Peachtree Street, N.E.
10th Floor
Atlanta, GA 30308
Attn:	Arthur D. Burns
Email:	arthur.burns@suntrust.com
Fax:	(404) 588-8833

BROWN BROTHERS HARRIMAN & CO.

By	/s/ Scott C. Meves
Name: Scott C. Meves
Title: SVP

Notice Address:

Brown Brothers Harriman & Co.
1531 Walnut Street
Philadelphia, PA 19012

COBANK, ACB

By	/s/ Gary Franke
Name: Gary Franke
Title: VP

Notice Address:

900 Circle 75 Parkway
Suite 1400
Atlanta, GA 30339
Attn: Gary Franke

NEWSTAR WAREHOUSE FUNDING LLC

By	/s/ Jeffrey R. Greene
Name: Jeffrey R. Greene
Title: Director

Notice Address:

NewStar Financial – Operations
500 Boylston St
Suite 1600
Boston, MA 02116

U.S. BANK NATIONAL ASSOCIATION

By	/s/ John T. Pearson
Name: John T. Pearson
Title: Vice President

Notice Address:

1420 Fifth Avenue, 7th Floor
Seattle, WA 98101

UNION BANK, N.A.

By	/s/ Erik Allen
Name: Erik Allen
Title: Vice President

Notice Address:

445 S. Figueroa St., 16th Floor
Los Angeles, CA 90071